UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under § 240.14a-12
DUTCH BROS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DUTCH BROS
Coffee
DUTCH BROS
SINCE 1992

DUTCH BROS Coffee

2025 PROXY STATEMENT AND NOTICE OF ANNUAL STOCKHOLDERS' MEETING

LETTER TO STOCKHOLDERS

At Dutch Bros, we don’t just grow— we innovate, evolve and inspire. Every year, we continue our relentless pursuit of excellence, driven by a commitment to our people, our customers, and our communities. In 2025, we’re expanding our reach, creating new opportunities, continuing an intense focus on our people, and defining what it means to be in a category of our own.
Growth with Purpose
This past year, we continued our ambitious growth trajectory, opening 151 new shops. Each new shop is more than a place to grab a drink— it’s a launchpad for future leaders and a hub for human connection. In 2025, we’re building on that momentum, ensuring that our growth and culture go hand-in-hand.
Our people pipeline is stronger than ever with more than 450 homegrown leaders ready to open shops in new markets as of December 31, 2024. Our commitment to creating compelling futures means every operator and next generation leader is deeply rooted in our values and committed to the unique energy that defines Dutch Bros.
Being a Best-in-Class Employer
That energy means Dutch Bros is more than a brand— it’s a place where crews have the opportunity to build meaningful careers. We’re committed to fostering an environment where our teams feel valued, supported, and empowered to grow. In 2025, we are increasing focus on leadership development, investing in operational excellence, and ensuring every employee sees a path forward.
Our investment in our people extends beyond the shop. As we expand our support centers, we’re creating dynamic spaces where collaboration, innovation, and culture can thrive. We want to be the employer of choice in our industry, not just for what we do, but for how we do it.
A Category of Our Own
Dutch Bros has never fit neatly into a traditional category. We’re not just a coffee company, a drive-thru concept, or an energy brand— we’re all of the above and more. We offer convenience with connection, blending speed and efficiency with genuine human interaction. That’s what sets us apart, and it’s what will continue to define our future.
As we expand, we remain laser-focused on maintaining the magic that makes Dutch Bros unique. Whether it’s through customer interactions, shop design, or our digital experience, every touchpoint is an opportunity to reinforce what makes us different.
Looking Ahead
As we set our sights on the future, we do so with the same energy, passion, and commitment that have fueled Dutch Bros for more than three decades. We are scaling with purpose, leading with culture, and innovating in ways that make us not just a competitor, but a category leader.
Thank you for your continued belief in Dutch Bros. The future is bright, and we’re just getting started.

Travis Boersma	Christine Barone
Co-Founder & Executive Chairman	Chief Executive Officer and President
Dutch Bros Inc.| 2025 Proxy Statement | 2

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

WHEN	WHERE	RECORD DATE

May 13, 2025 at 2:00 p.m. Pacific Time	Via webcast: www.virtualshareholdermeeting.com/BROS2025
Our Board of Directors has fixed the close of business on March 18, 2025, as the Record Date for determination of stockholders entitled to notice of and to vote at this Annual Meeting of the stockholders or any adjournment thereof.

ITEMS OF BUSINESS

PROPOSAL	BOARD VOTING RECOMMENDATION		PAGE REFERENCE
1.Elect ten director nominees named herein, all of whom will be elected by the holders of our Class A, Class B, Class C, and Class D common stock, voting together as a single class, with each director to serve until the 2026 annual meeting of stockholders.	☑	FOR each director nominee	14
2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2025.	☑	FOR	38
3. Approval, on a non-binding, advisory basis, of the compensation of our named executive officers.	☑	FOR	61
4. Any such other business as may properly come before the meeting or any adjournment or postponement thereof.
These items of business are more fully described in the proxy statement accompanying this Notice of Annual Stockholders’ Meeting.
You will be able to attend this year’s Annual Meeting virtually via live webcast at www.virtualshareholdermeeting.com/BROS2025. You will be able to submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/BROS2025. You will also be able to vote electronically during the Annual Meeting. Details regarding how to participate in the meeting online and the business to be conducted at the Annual Meeting are more fully described in the accompanying proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’ Meeting to be held on May 13, 2025, at 2:00 p.m. Pacific Time virtually via live webcast at www.virtualshareholdermeeting.com/BROS2025. This Notice of Annual Stockholders’ Meeting, the proxy statement, and the 2024 Annual Report are available at www.proxyvote.com.
A Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report, as well as instructions on how to vote over the internet, via phone, or by mail will be mailed to you on or about March 31, 2025. If you receive a Notice of Internet Availability of Proxy Materials by mail or electronic mail, you will not receive printed and mailed proxy materials unless you specifically request them.
YOUR VOTE IS VERY IMPORTANT. We hope that you will attend the Annual Meeting. Whether or not you do, please cast your vote as soon as possible.
HOW TO VOTE:

VIRTUALLY	BY TELEPHONE	BY MAIL
Go to www.proxyvote.com	From the United States U.S. Territories and Canada: call 1-800-690-6903	If you received a paper copy of the proxy materials by mail: mark, sign, date, and promptly mail the enclosed proxy card in the postage-paid envelope
You may vote in advance of or during the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting. You may change your vote at any time. To vote your shares online, log on to www.proxyvote.com and enter your Control Number. If you attend the Annual Meeting virtually, please follow the instructions at www.virtualshareholdermeeting.com/BROS2025 to vote or submit questions during the meeting.
Dutch Bros Inc.| 2025 Proxy Statement | 3

DUTCH BROS INC.
2025 PROXY STATEMENT AND NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

GLOSSARY

As used in this 2025 proxy statement (this Proxy), the terms identified below have the meanings specified below unless otherwise noted or the context requires otherwise. References in this Proxy to “Dutch Bros,” the “Company,” “we,” “us” and “our” refer to Dutch Bros Inc. and its consolidated subsidiaries unless the context indicates otherwise.

TERM	DEFINITION
2024 Annual Report	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 13, 2025.
Annual Meeting	The 2025 Annual Stockholders’ Meeting of Dutch Bros Inc. to be held on May 13, 2025, at 2:00 p.m. Pacific Time.
Blocker Companies
Certain individuals and/or entities that held common units and/or profits interest units of Dutch Bros OpCo immediately prior to the Reorganization Transactions that are taxable as corporations for U.S. federal income tax purposes.

Board or Board of Directors	The Board of Directors of Dutch Bros Inc.
Class A common stock	Class A Common Stock, par value $0.00001 per share, of Dutch Bros Inc.
Class B common stock	Class B Common Stock, par value $0.00001 per share, of Dutch Bros Inc.
Class C common stock	Class C Common Stock, par value $0.00001 per share, of Dutch Bros Inc.
Class D common stock	Class D Common Stock, par value $0.00001 per share, of Dutch Bros Inc.
Class A common units	Non-voting Class A Common Units of Dutch Bros OpCo, as defined in the Fifth LLC Agreement.
Co-Founder	Travis Boersma and affiliated entities over which he maintains voting control.
Common Stock	Class A common stock, Class B common stock, Class C common stock, and Class D common stock.
Continuing Members	The Co-Founder and the Sponsor.
Dutch Bros OpCo	Dutch Mafia, LLC, a Delaware limited liability company and direct subsidiary of Dutch Bros Inc.
Dutch Bros OpCo Units	Class A common units, Class B voting units and Class C voting units of Dutch Bros OpCo, collectively, each as further defined in the Fifth LLC Agreement.
Dutch Bros Tax Group	Dutch Bros Inc. or any member of its affiliated, consolidated, combined, or unitary tax group.
Exchange Act	The Securities Exchange Act of 1934, as amended.
Exchange Tax Receivable Agreement	The Tax Receivable Agreement (Exchanges) entered into by Dutch Bros Inc. with the Continuing Members, dated as of September 14, 2021.
FASB	Financial Accounting Standards Board.
Fifth LLC Agreement	Fifth Amended and Restated Limited Liability Company Agreement of Dutch Bros OpCo, dated as of February 7, 2025.
IPO	Our Initial Public Offering of shares of Class A common stock.
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TERM	DEFINITION
Pre-IPO Blocker Holders	TSG7 A AIV VI Holdings-A, L.P. and DG Coinvestor Blocker Aggregator, L.P. or their assignees or successors pursuant to the terms of the Reorganization Tax Receivable Agreement.
Record Date	March 18, 2025.
Registration Rights Agreement	The Amended and Restated Registration Rights Agreement entered into by Dutch Bros Inc. with the Continuing Members, dated as of October 31, 2023.
Reorganization Tax Receivable Agreement	Tax Receivable Agreement (Reorganization) entered into by Dutch Bros with the Pre-IPO Blocker Holders, dated as of September 14, 2021.
Reorganization Transactions
The transaction to implement our “Up-C” structure undertaken in connection with our IPO, as further described in our prospectus, filed pursuant to Rule 424(b)(4), (Registration No. 333- 258988) on September 14, 2021.

RSU	Restricted Stock Units.
SEC	United States Securities and Exchange Commission.
Securities Act	The Securities Act of 1933, as amended.
Sponsor	TSG Consumer Partners, L.P. and certain of its affiliates.
Tax Receivable Agreements and TRAs	The Exchange Tax Receivable Agreement and the Reorganization Tax Receivable Agreement.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting.
Q: Why are we providing these materials?
A: These materials are provided to you in connection with our Annual Meeting, which will take place on Tuesday, May 13, 2025, at 2:00 p.m. Pacific Time. Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein.
We intend to mail the Notice of Internet Availability of Proxy Materials on or about March 31, 2025, to all stockholders of record entitled to vote at the Annual Meeting.
Q: How do I attend the Annual Meeting?
A: In order to facilitate stockholder participation, the Annual Meeting will be held through a live webcast. You will not be able to attend the annual meeting in person. You, or your valid designated proxy, are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on March 18, 2025, the Record Date. To be admitted to the Annual Meeting virtually, you will need to visit www.virtualshareholdermeeting.com/BROS2025 and enter the 16-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form (if you received a printed copy of the proxy materials), or in the email sending you the Proxy. If you are a beneficial stockholder, you should contact the bank, broker, or other institution where you hold your account in advance of the meeting if you have questions about obtaining your control number/proxy to vote.
Please note, virtual participation in the Annual Meeting is limited due to the capacity of the host platform. Access to the Annual Meeting will be accepted on a first come, first served basis, so we encourage you to log into the virtual meeting site in advance of the start time of the Annual Meeting. Online check-in will start approximately thirty minutes before the meeting May 13, 2025 at 2:00 p.m. Pacific Time.
Whether or not you participate in the Annual Meeting, it is important that you vote your shares. We recommend that you submit your proxy card or voting instructions in advance of the Annual Meeting so that your vote will be counted even if you decide not to participate in the Annual Meeting. See below under “Q: How do I submit my vote?” for detailed instructions on how to submit your vote.
Q: Who can vote at the Annual Meeting?
A: Only stockholders of record at the close of business on the Record Date (March 18, 2025), will be entitled to vote at the Annual Meeting. On the Record Date, there were 125,170,314 shares of Class A common stock outstanding and entitled to vote, 35,210,946 shares of Class B common stock outstanding and entitled to vote, 2,347,346 shares of Class C common stock outstanding and entitled to vote, and no shares of Class D common stock outstanding.
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Q: How do I submit my vote?
A: You may vote “For” or “Against” or abstain from voting for each of the nominees to the Board. For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2025, you may vote “For” or “Against” or abstain from voting. For the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions prior to the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.
Voting Prior to the Annual Meeting:
To vote prior to the Annual Meeting until 8:59 p.m. Pacific Time on May 12, 2025, you may vote via the internet at www.proxyvote.com; by telephone; or by completing and returning your proxy card or voting instruction form, as described below:
•    To vote using the proxy card, simply complete, sign and date the proxy card that you receive with your proxy materials and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•    To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the 16-digit Control Number provided to you on your Notice of Internet Availability of Proxy Materials that you received for the Annual Meeting. Your telephone vote must be received by until 8:59 p.m. Pacific Time on May 12, 2025, to be counted.
•    To vote through the internet prior to the Annual Meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the 16-digit Control Number provided to you on your Notice of Internet Availability of Proxy Materials that you received for the Annual Meeting. For your vote to be counted in advance of the Annual Meeting, your internet vote must be received by until 8:59 p.m. Pacific Time on May 12, 2025.
Voting During the Annual Meeting:
To vote during the Annual Meeting, if you are a registered stockholder as of the Record Date and attending virtually, follow the instructions at www.virtualshareholdermeeting.com/BROS2025. You will need to enter the 16-digit Control Number found on your Notice of Internet Availability of Proxy Materials or in the email sending you the Proxy.
Q: What if I cannot find my Control Number?
A: If you cannot find your Control Number and you are the registered stockholder, please call the number listed on your Notice of Internet Availability of Proxy Materials. If you cannot find your Control Number and you are a beneficial stockholder, you may contact the bank, broker, or other institution where you hold your account if you have questions about obtaining your control number prior to the Annual Meeting. If you are unable to locate your 16-digit control number, you will be able to access and listen to the Annual Meeting, but you will not be able to vote your shares or submit questions during the Annual Meeting.
Q: Will a list of stockholders of record as of the Record Date be available?
A: A list of our stockholders of record as of the close of business on the Record Date will be available for the ten days prior to the Annual Meeting at our headquarters at 300 N Valley Drive, Grants Pass, Oregon 97526. If you would like to view the list for a legally valid purpose, please contact us to schedule an appointment during ordinary business hours by emailing investors@dutchbros.com.
Q: Where can we get technical assistance?
A: If you have difficulty accessing the Annual Meeting, please call the number listed on the stockholder login page at www.virtualshareholdermeeting.com/BROS2025, where technicians will be available to help you.
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Q: For the Annual Meeting, how do we ask questions of management and the Board?
A: We plan to have a Q&A session at the Annual Meeting and will include as many appropriate stockholder questions as the allotted time permits. Stockholders may submit questions that are relevant to the business of the Annual Meeting in advance of the Annual Meeting as well as live during the Annual Meeting. If you are a stockholder, you may submit a question in advance of the meeting at www.proxyvote.com after logging in with your Control Number. Stockholders may submit questions during the Annual Meeting through www.virtualshareholdermeeting.com/BROS2025. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
Q: What information is contained in this Proxy?
A: This Proxy contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, and other required information.
Q: What proposals will be voted on at the Annual Meeting?
A: There are three proposals scheduled to be voted on at the Annual Meeting:
•    election of ten director nominees, all of whom will be elected by the holders of our Class A, Class B, Class C, and Class D common stock, voting together as a single class, each to serve until our 2026 annual meeting of stockholders;
•    ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2025; and
•    approval, on a non-binding, advisory basis, of the compensation of our named executive officers.
We will also consider other business that properly comes before the Annual Meeting.
Q: How does the Board recommend that I vote?
A: The Board recommends that you vote your shares “FOR” the election of each of the Board nominees.
The Board recommends that you vote your shares “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2025.
The Board recommends that you vote your shares “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.
Q: What shares can I vote?
A: You may vote all shares of common stock that you owned as of the close of business on the Record Date (March 18, 2025).
The holders of our Common Stock vote together as a single class.
You have one vote for each share of Class A common stock, Class C common stock, and Class D common stock and ten votes for each share of Class B common stock you owned as of the Record Date (March 18, 2025). Holders of outstanding shares of our Common Stock will vote as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law or pursuant to the terms of our amended and restated certificate of incorporation. As of the Record Date (March 18, 2025), there were 125,170,314 shares of Class A common stock outstanding, 35,210,946 shares of Class B common stock outstanding, and 2,347,346 shares of Class C common stock outstanding, all of which are entitled to be voted at the Annual Meeting. As of the Record Date there were no shares of Class D common stock outstanding.
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Q: What is the difference between being a registered stockholder and a beneficial owner?
A: Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a registered stockholder and a beneficial owner.
Registered Stockholder: If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are the registered stockholder, and these proxy materials are being sent directly to you. As the registered stockholder, you have the right to grant your voting proxy directly to us and to vote at the Annual Meeting. See above under “Q: How do I submit my vote?” for detailed instructions on how to submit your vote.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the registered stockholder for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the registered stockholder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice of Internet Availability of Proxy Materials.
Q: Can I change my vote or revoke my proxy?
A: Yes, you can change your proxy instructions at any time before the vote at the Annual Meeting, by:
For Registered Stockholders (shares registered in your own name):
•    Entering a new vote online;
•    Entering a new vote by telephone;
•    Mailing a written notice of revocation to our Corporate Secretary at our address below, or
•    Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions.
For Beneficial Owners (shares registered in the name of broker or bank):
•If your shares are held by your broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee.
Q: What constitutes a quorum?
A: A quorum of stockholders is necessary to hold a valid meeting. The holders of a majority of the voting power of the outstanding shares of stock as of the Record Date who are entitled to vote at the Annual Meeting and present in person, by remote communication, or represented by proxy duly authorized at the Annual Meeting, shall constitute a quorum. Abstentions and broker non-votes (as described below) are counted as present for the purpose of determining a quorum. As of the Record Date (March 18, 2025), there were 125,170,314 shares of Class A common stock outstanding, with one vote per share, 35,210,946 shares of Class B common stock outstanding, with ten votes per share, and 2,347,346 shares of Class C common stock outstanding, with one vote per share, all of which are entitled to be voted at the Annual Meeting. As of the Record Date, there were no shares of Class D common stock outstanding.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority (in voting power) of shares present at the meeting or represented by proxy may adjourn the meeting to another date.
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Q: What is a broker non-vote?
A: If you hold shares beneficially in street name and do not provide your broker with specific voting instructions, your shares may constitute “broker non-votes.” Under the rules of the New York Stock Exchange (NYSE), brokers, banks, and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposals 1 and 3 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without your specific instruction. Broker non-votes are counted for quorum purposes but not in counting votes cast for, or entitled to vote on, a proposal.
If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the materials you receive from your broker, bank, or other nominee.
Q: What is a proxyholder?
A: We are designating Victoria Tullett, our Chief Legal Officer and Corporate Secretary and Joshua Guenser, our Chief Financial Officer, to hold and vote all properly tendered proxies. If you have indicated a vote, they will so vote. If you have left a vote blank, they will vote as the Board recommends.
While we do not expect any other business to come up for vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxyholders will vote in their discretion for an alternative nominee.
Q: What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
A: You may receive more than one Notice of Internet Availability of Proxy Materials, if, for example, you hold your shares in more than one name or in different brokerage accounts. You must vote based on the instructions in each Notice of Internet Availability of Proxy Materials separately.
Q: How are votes counted?
A: Broadridge Financial Solutions, Inc. has been appointed to be the inspector of elections, to act at the meeting, to make a written report thereof, to take charge of the polls, and to make a certificate of the result of the vote taken.
Ten director nominees are to be elected at the Annual Meeting. The holders of our Common Stock, voting together as a single class, are entitled to elect all members of the Board. Our stockholders do not have any right to vote cumulatively in any election of directors. Directors must receive “For” votes from the holders of a majority of votes present virtually or represented by proxy and entitled to vote on the matter (i.e., the number of votes cast “For” a nominee’s election must exceed the number of votes cast “Against” that nominee’s election). If you “Abstain” from voting, it will have no effect.
To be approved, Proposal No. 2, ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2025, must receive “For” votes from the holders of a majority of votes present virtually or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
To be approved, Proposal No. 3, approval, on a non-binding, advisory basis, of the compensation of our named executive officers, must receive “For” votes from the holders of a majority of votes present virtually or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
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We will announce preliminary results at the meeting and publish final voting results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the end of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Q: Is my vote confidential?
A: Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within Dutch Bros or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board.
Q: Who bears the cost of soliciting votes for the Annual Meeting?
A: We bear the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. The solicitation of proxies or votes may be made in person, by telephone, and by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for these solicitation activities. In addition, we may reimburse brokerages and other entities that represent beneficial owners for their expenses in forwarding solicitation materials to beneficial owners.
Q: How can I submit a stockholder proposal or director nomination for next year’s annual meeting?
A: Stockholders may present proper proposals for inclusion in our proxy statement for next year and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner.
For a stockholder proposal or director nomination to be considered for inclusion in our proxy materials for next year’s annual meeting, our Corporate Secretary must receive the written proposal at our principal executive offices at the corporate address provided below not later than December 1, 2025. In the event that we hold next year’s annual meeting more than 30 days before or after the one-year anniversary of this year’s Annual Meeting (i.e., before April 13, 2026, or after June 12, 2026), notice of a stockholder proposal must be received by our Corporate Secretary a reasonable time before we begin to print and send our proxy materials. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
If a stockholder wishes to submit a nomination or proposal, which will not be included in our proxy materials, for consideration at next year's annual meeting, our amended and restated bylaws establish an advance notice procedure. Pursuant to our amended and restated bylaws, the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for next year’s annual meeting, our Corporate Secretary must receive the written notice at our principal executive offices at the corporate address provided below:
•not earlier than the close of business on January 13, 2026 (120 days before the anniversary of this year’s Annual Meeting); and
•not later than the close of business on February 12, 2026 (90 days before the anniversary of this year’s Annual Meeting).
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In the event that we hold next year’s annual meeting more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement next year must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of their intention to present a proposal at an annual meeting of stockholders does not appear to present their proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Dutch Bros’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 14, 2026.
Q: Can I recommend director candidates directly to Dutch Bros?
A: Yes, our Board will consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our amended and restated bylaws.
Q: Can I communicate with the Board?
A: Yes, any stockholder or other interested party may write to the Board at our address below or by email at investors@dutchbros.com.
Q: What is your corporate address for notice and Board communication purposes?
Dutch Bros Inc.
Attention: Corporate Secretary
300 N Valley Drive
Grants Pass, Oregon 97526
Q: What should I do if my household receives one copy of proxy materials and I need an additional copy?
A: We have adopted a procedure called "householding," which is approved by the SEC and permits the delivery of a single Notice of Internet Availability of Proxy Materials and, if applicable, one copy of the proxy materials, to multiple stockholders sharing an address. Stockholders who participate in householding will continue to access and receive separate proxy cards. If one Notice of Internet Availability of Proxy Materials or set of other proxy materials is delivered to two or more stockholders who share an address, upon written or oral request we will promptly deliver a separate copy of such materials to a stockholder at a shared address. Please contact our agent using the information provided on the Notice of Internet Availability of Proxy Materials, or us at our offices at the address above, if you wish to receive a separate copy of any proxy materials, or if one household that is currently receiving multiple copies wishes to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions Inc. by calling their toll free number, 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, NY 11717, Attention: Householding Department. If in the future you wish to receive separate copies of our proxy materials, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at our office at the address above.
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BOARD OF DIRECTORS MATTERS

PROPOSAL 1: ELECTION OF DIRECTORS
Our business and affairs are managed under the direction of our Board. We currently have ten directors, all of whom are nominees for director this year. All directors will be elected by the holders of our Class A, Class B, Class C, and Class D common stock, voting together as a single class. Directors are elected annually by a majority of eligible votes cast on each director’s election. If you “Abstain” from voting, it will have no effect. This matter is non-routine, thus, if you hold your shares in street name, your broker may not vote your shares for you.
All of the directors were last elected as members of our Board at our 2024 annual meeting of stockholders, with the exception of Todd Penegor, G.J. Hart, and Kory Marchisotto. Mr. Hart was appointed by the Board in June 2024 to fill the vacancy created by the resignation of Blythe Jack, and Mr. Penegor was appointed by the Board in June 2024 to fill the vacancy created by the resignation of Sean Sullivan. Our amended and restated certificate of incorporation and our amended and restated bylaws permit our Board to establish the authorized number of directors from time to time by resolution. Vacancies and newly created directorships on our Board will be filled as provided in the amended and restated certificate of incorporation, except as otherwise required by applicable law. In February 2025, the Board increased the number of directors from nine to ten, and Ms. Marchisotto was appointed by the Board to fill the vacancy created thereby.
Ms. Jack and Mr. Sullivan served on our Board in 2024 and were elected by the holders of our Class C common stock voting separately. Pursuant to the terms of our amended and restated certificate of incorporation, when the outstanding shares of Class C common stock and Class D common stock fall below certain thresholds, the holders of Class C common stock are no longer entitled to such separate class director election rights, and when such thresholds ceased to be met in March 2024 and June 2024, Ms. Jack and Mr. Sullivan, respectively, resigned from the Board.
Each of the nominees listed below is currently a director of Dutch Bros. If elected at the Annual Meeting, each of these nominees would serve until the 2026 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. In the event that any of these nominees should become unavailable for election due to any presently unforeseen reason, proxies will be voted for a substitute as designated by the Board, or alternatively, the Board may leave a vacancy on the Board or reduce its size. It is Dutch Bros’ policy to encourage directors and nominees for director to attend the Annual Meeting. All of our current directors who served at the time of our 2024 annual meeting of stockholders attended that meeting.
Vote Required
Our directors are elected by the holders of our Common Stock and must receive “For” votes from the holders of a majority of the Common Stock votes present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting (i.e., the number of votes cast “For” a nominee’s election must exceed the number of votes cast “Against” that nominee’s election).

RECOMMENDATION OF THE BOARD
☑
The Board of Directors recommends that you vote “FOR” the election of each of the following director nominees.
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Nominees:

Travis Boersma Co-founder and Executive Chairman of the Board	Age: 54

Skills & Expertise: •Industry Experience •Brand Marketing Experience •Operations & Distribution Experience •Senior Leadership Experience	Committees: None

Mr. Boersma is our Co-Founder and has served as our Executive Chairman since August 2021 and as the Executive Chairman of Dutch Bros OpCo since February 2021. Prior to serving as our Executive Chairman, he served as the Chief Executive Officer of Dutch Bros OpCo from February 2019 to February 2021. Mr. Boersma has led us as Co-Founder since 1992. Mr. Boersma attended Southern Oregon University. We believe that Mr. Boersma’s experience as our co-Founder and his industry knowledge, as well as his leadership experience, make him an appropriate member of our Board.

Christine Barone Chief Executive Officer and Director	Age: 51

Skills & Expertise: •Industry Experience •Brand Marketing Experience •Operations & Distribution Experience •Public Company Board Experience •Senior Leadership Experience	Committees: None

Ms. Barone has served as our Chief Executive Officer and as a member of our Board since January 2024, and as our President since February 2023. Ms. Barone has worked in the food service and beverage industries for more than a decade, and most recently served as Chief Executive Officer at True Food Kitchen, a high growth restaurant and lifestyle brand, from August 2016 to February 2023. Prior to that, she served in various leadership roles at Starbucks Corporation (Nasdaq: SBUX). Earlier in her career, she held positions with Bain & Company and Raymond James. Since March 2020, Ms. Barone has served on the Board of Directors of Yelp Inc. Ms. Barone holds a B.A. in Applied Mathematics and an M.B.A. from Harvard University. We believe that Ms. Barone’s extensive leadership experience and expertise in our industry, operations, and brand marketing make her an appropriate member of our Board.
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C. David Cone Director	Age: 53

Skills & Expertise: •Financial/Capital Allocation Experience •Technology Experience •Senior Leadership Experience	Committees: Audit and Risk (Chair)

C. David Cone has served as a member of our Board since November 2023. From October 2012 to December 2021, he served as Chief Financial Officer and Executive Vice President at Taylor Morrison Home Corporation (NYSE: TMHC), a residential homebuilding business and land developer. Prior to that, he held various roles at PetSmart, Inc. from 2003 to 2012, while the company was publicly-listed, most recently as Vice President, Finance Planning and Analysis. Mr. Cone serves on the board of directors for The Challenger Group, Inc., a privately held residential home building company in Colorado, and previously served on the board of directors for Urbi Desarrollos Urbanos SAB DE CV. He received a B.A. in Business Economics with an emphasis in Accounting from the University of California at Santa Barbara. We believe Mr. Cone’s extensive experience in strategy, finance, technology, and management, make him an appropriate member of our Board.

Thomas Davis Director	Age: 47

Skills & Expertise: •Financial/Capital Allocation Experience •Senior Leadership Experience	Committees: None

Mr. Davis has served as a member of our Board since August 2021 and a member of the board of managers for Dutch Bros OpCo since October 2018. Since January 2023, Mr. Davis has served as a Partner of Brown Brothers Harriman & Co. (BBH), a privately owned financial services firm, where he oversees the New York, Latin America, and Chicago Private Banking offices, and where he previously served as a Managing Director since October 2012. Mr. Davis also serves as a member of the Private Banking Oversight Committee and the Private Banking Investment Oversight Committee. From July 2007 to August 2012, he served as a Vice President in the Investment Management division of The Goldman Sachs Group, Inc., a publicly-traded global investment banking, securities, and investment management firm. Mr. Davis received an M.B.A. from the Mendoza College of Business at the University of Notre Dame and a B.B.A. from the University of San Diego. We believe that Mr. Davis’ extensive leadership experience and expertise in strategy, finance, and management make him an appropriate member of our Board.
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Kathryn George Director	Age: 60

Skills & Expertise: •Financial/Capital Allocation Experience •Technology Experience •Senior Leadership Experience	Committees: None

Ms. George has served as a member of our Board since August 2021 and a member of the board of managers for Dutch Bros OpCo since October 2018. Since January 1, 2008, Ms. George has served as a Partner of BBH, a privately owned financial services firm, where she has worked for 37 years. Prior to assuming a leadership role in BBH’s Private Banking business in 2015, she served as Chief Administrative Officer for over five years with responsibility for Global Audit, Risk, Compliance, Human Resources, and the Office of General Counsel. Ms. George currently serves as Chair of the Private Banking Investment Oversight Committee, Co-Chair of the Global Inclusion Council, and as a member of the Private Banking Oversight Committee, the Capital Partners Investment and Valuation Committee, and the Governance Risk and Compliance Committee. She is also on the board of the Brown Brothers Harriman Trust Company NA and the Brown Brothers Harriman Trust Company (Cayman) Limited. Since joining Brown Brothers Harriman & Co. in August 1986, she previously served in multiple positions, including Head of Merchant Banking and of Equity, Sales, Research, and Trading. Since September 2016, Ms. George has served as a member of the board of directors of Haven Behavioral Healthcare, Inc., a healthcare company. Since 2014, she has served as a trustee and member of the Governance Committee of Trinity College. Since 2012, Ms. George has served as Chairman of the Board of Trustees of the Gillen Brewer School. Ms. George received a B.A. in Economics from Trinity College where she was elected to Phi Beta Kappa. We believe that Ms. George’s extensive leadership experience and expertise in strategy, finance, technology, and management make her an appropriate member of our Board.
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Stephen Gillett Director	Age: 49

Skills & Expertise:
•Financial/Capital Allocation Experience
•Brand Marketing Experience
•Operations & Distribution Experience
•Technology Experience
•Public Company Board Experience
•Senior Leadership Experience
Committees: Compensation, Nominating and Governance

Mr. Gillett has served as a member of our Board since December 2021. Since January 2023, Mr. Gillett has served as Chief Executive Officer of Verily Life Sciences LLC (formerly, Google Life Sciences), a life sciences and technology company, where he previously served as Chief Operating Officer from November 2020 to January 2023, and as Executive Advisor from May 2020 to November 2020. Since June 2019, Mr. Gillett has served as Advisor of X Development, LLC (formerly, GoogleX), a research and development company, and since December 2016, Mr. Gillett has served as an Advisor of GV (formerly, Google Ventures) a venture capital investment company. From September 2019 to May 2020, Mr. Gillett served as Executive Advisor to the CEO of Alphabet Inc. (NASDAQ: GOOGL, GOOG), a multinational technology conglomerate holding company, and its subsidiary, Google LLC. From March 2017 to October 2021, Mr. Gillett served as Chief Executive Officer of Chronicle, a cybersecurity company that he co-founded that was later acquired by Google Cloud in June 2019. Since June 2020, Mr. Gillett has served as a member of the board of directors of Discord Inc., a communication company focused on developing an online voice, video, and text communication platform, where he also serves as Chair of the Nominating and Governance Committee. From March 2015 to May 2017, Mr. Gillett served as a member of the board of directors of Chipotle Mexican Grill, Inc. (NYSE: CMG), a multinational fast casual restaurant company, where he also served as a member of the Audit and Nominating and Governance Committees. Mr. Gillett also served as member of the board of directors of Symantec Corporation from 2011 to 2012, where he also served as EVP, and Chief Operating Officer from December 2012 to July 2015 prior to its acquisition by Broadcom, Inc. Mr. Gillett received an M.B.A. from San Francisco State University and a B.S. from the University of Oregon. We believe that Mr. Gillett’s extensive leadership experience and expertise in technology, retail, strategy, and management make him an appropriate member of our Board.

G.J. Hart Director	Age: 67

Skills & Expertise: •Industry Experience •Brand Marketing Experience •Operations & Distribution Experience •Public Company Board Experience •Senior Leadership Experience	Committees: Compensation (Chair)

Mr. Hart has served as a member of our Board since June 2024. Since September 2022, Mr. Hart has served as President and Chief Executive Officer of Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB), an American casual dining restaurant chain, where he has served on the board of directors since November 2019. He previously served as Chief Executive Officer of Torchy’s Tacos, a privately-held fast-casual restaurant chain, from 2018 to 2021. Prior to that, he served as Chief Executive Officer of California Pizza Kitchen Inc. from 2011 to 2018, and as President and Chief Executive Officer of Texas Roadhouse Inc. (NASDAQ: TXRH) from 2000 to 2004 and 2004 to 2011, respectively. Mr. Hart has served on the board of directors of Portillo’s Inc. (NASDAQ: PTLO) since 2016. We believe Mr. Hart’s extensive experience in all facets of leading public companies in our industry, including finance, marketing, and operations, as well as his experience as a public company director make him an appropriate member of our Board.
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Kory Marchisotto Director	Age: 48

Skills & Expertise: •Brand Marketing Experience •Senior Leadership Experience	Committees: None

Ms. Marchisotto has served as a member of our Board since February 2025. Since 2019, Ms. Marchisotto has served as Senior Vice President and Chief Marketing Officer of e.l.f. Beauty (NYSE: ELF), a purpose-led, results-driven, multi-brand global beauty company. She previously served as Senior Vice President, Marketing for bareMinerals, a brand of Shiseido Company, Ltd (TYO: 4911), one of the top beauty companies in the world, from 2016 to 2018. Prior to that, she served as Senior Vice President of Marketing, Beauty Prestige Group from 2015 to 2016, and Vice President of Marketing, Beauty Prestige Group from 2011 to 2015, at Shiseido Americas Corporation. Ms. Marchisotto received a Master of Professional Studies, Cosmetics and Fragrance Marketing and Management from the Fashion Institute of Technology, and a B.A. in marketing from Pace University’s Lubin School of Business. We believe Ms. Marchisotto’s extensive experience in brand marketing and senior leadership make her an appropriate member of our Board.

Ann Miller Director	Age: 50

Skills & Expertise: •Financial/Capital Allocation Experience •Brand Marketing Experience •Operations & Distribution Experience •Technology Experience •Senior Leadership Experience	Committees: Nominating & Governance (Chair), Audit & Risk

Ms. Miller has served as a member of our Board since August 2022. Since October 2024, Ms. Miller has served as Executive Vice President, Global Sports Marketing of NIKE, Inc. (NYSE: NKE), a multinational athletic footwear, apparel, equipment, and services corporation. She previously served for more than 15 years in various other roles at NIKE, most recently as Executive Vice President and Chief Legal Officer from February 2022 to October 2024, and as Vice President, Corporate Secretary and Chief Ethics & Compliance Officer from November 2016 to February 2022. Ms. Miller received a J.D. summa cum laude from University of Arizona College of Law and a B.A. in History from Smith College. We believe Ms. Miller’s extensive experience in senior leadership and in advising public companies on business, securities, and corporate governance matters make her an appropriate member of our Board.
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Todd Penegor Director	Age: 59

Skills & Expertise:
•Industry Experience
•Financial/Capital Allocation Experience
•Brand Marketing Experience
•Operations & Distribution Experience
•Technology Experience
•Public Company Board Experience
•Senior Leadership Experience
Committees: Audit & Risk

Mr. Penegor has served as a member of our Board since June 2024. Mr. Penegor has served the President and Chief Executive Officer of Papa John’s International, Inc. (NASDAQ: PZZA), an international pizza delivery company, since February 2024. Prior to that, he served as President and Chief Executive Officer of The Wendy’s Company (NASDAQ: WEN), an international fast food chain, from May 2016 to February 2024, and prior to that as Senior Vice President and Chief Financial Officer from 2013 to 2016. He previously served in various roles at Kellanova (formerly Kellogg Company) (NYSE: K) from 2000 to 2013, most recently as Vice President of Kellogg Company and President of U.S. Snacks from 2009 to 2013, and at Ford Motor company (NYSE: F) from 1989 to 2000. Mr. Penegor has served on the board of directors of Ball Corporation (NYSE: BALL) since October 2009. We believe Mr. Penegor’s extensive experience in all facets of leading public companies in our industry, including finance, marketing, operations, and technology, as well as his experience as a public company director make him an appropriate member of our Board.
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Director Skills, Experience, and Background
*Tenure refers to years of service as an executive officer or director with the Company as of the date of this proxy statement.

Listed below are the skills and experience that we consider important for our directors in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.
Industry Experience
As a high growth operator and franchisor of drive-thru beverage shops, we seek directors who have sufficient knowledge and experience in the consumer products, retail, food, and beverage industries, which is useful in understanding our product development, offerings, and growth strategies.
Financial/Capital Allocation Experience
We believe it is important that we have directors with senior financial leadership experience at large organizations and/or financial equity firms who are experienced in allocating capital to aide our success.

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Brand Marketing Experience
We believe it is important for our directors to have brand marketing experience because of the importance of image and reputation in the beverage business as we continue to expand our footprint to become a recognized and respected brand.
Operations & Distribution Experience
As we continue our growth strategy of expansion to new markets, we believe it is important for our directors to have experience in large organization operations and varying distribution channels.
Technology Experience
As we continue our growth strategy of expansion to new markets, and providing a unique experience to our customers, the level of technology resources and infrastructure we use becomes more essential. We believe it is important to have directors with technological, including cybersecurity, expertise to provide insight and perspective on these advancements.
Public Company Board Experience
Directors that have served on other public company boards offer diverse perspectives with regards to board dynamics and operations, relationships between the board and Dutch Bros Inc. management, and other matters.
Senior Leadership Experience
We believe that it is important for our directors to have senior leadership experience, as they are uniquely positioned to contribute practical insight into business strategy and operations, and support the achievement of strategic priorities and objectives.

	Travis Boersma	Christine Barone	C. David Cone	Thomas Davis	Kathryn George	Stephen Gillett	G.J. Hart	Kory M.	Ann Miller	Todd P.
Industry Experience	✓	✓					✓			✓
Financial/Capital Allocation Experience			✓	✓	✓	✓			✓	✓
Brand Marketing Experience	✓	✓				✓	✓	✓	✓	✓
Operations & Distribution Experience	✓	✓				✓	✓		✓	✓
Technology Experience			✓		✓	✓			✓	✓
Public Company Board Experience		✓				✓	✓			✓
Senior Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

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CORPORATE GOVERNANCE MATTERS

Composition of Our Board of Directors
Our business and affairs are managed under the direction of our Board. Our amended and restated certificate of incorporation and our amended and restated bylaws permit our Board to establish the authorized number of directors from time to time by resolution. Each director serves until the expiration of the term for which such director was elected or appointed, or until such director’s earlier death, resignation, or removal.
Board Leadership Structure
The positions of Executive Chairman of the Board and Chief Executive Officer are presently separated with Mr. Boersma serving as our Executive Chairman and Ms. Barone serving as our Chief Executive Officer. We believe this arrangement at this time allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Executive Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. Our amended and restated bylaws and corporate governance guidelines, which do not require that our Executive Chairman and Chief Executive Officer positions be separate, allow our Board to determine the board leadership structure that is appropriate for us at any given point in time, taking into account the dynamic demands of our business, our senior executive personnel, and other factors.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of Dutch Bros’ risk management processes. The Board and its Audit and Risk Committee administer risk oversight functions to address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including determining the nature and level of risk appropriate for us. Our Audit and Risk Committee is responsible for considering and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including the guidelines and policies governing the process by which risk assessment and management is undertaken. The Audit and Risk Committee monitors compliance with legal and regulatory requirements and oversees the performance of our internal audit function. The Audit and Risk Committee is also responsible for overseeing cybersecurity risk management, and, to that end, the committee periodically reviews and discusses with management risks relating to data privacy, technology, and information security, including cybersecurity and backup of information systems, and the steps we have taken to monitor and control such risks.
Our Audit and Risk Committee monitors the effectiveness of our Code of Business Conduct and Ethics, including whether it is successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Both the Board as a whole and the various standing committees receive periodic reports from the Chief Legal Officer regarding risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
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Controlled Company Exemption
As of March 18, 2025, our Co-Founder beneficially owned approximately 74.6% of the combined voting power of our issued and outstanding Common Stock. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (i) that a majority of our Board consist of independent directors, (ii) that our Board have a compensation committee that consists entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (iii) that our director nominations be made, or recommended to our full Board, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nomination process. As of the date of this proxy statement, we have elected not to take advantage of the “controlled company” governance standards, but may do so in the future. Accordingly, if we do, you may not have the same protections afforded to stockholders of companies that are subject to these corporate governance requirements. In the event that we choose to take advantage of the “controlled company” governance standards in the future and subsequently cease to be a “controlled company,” and our shares continue to be listed on the NYSE, we will be required to comply with the NYSE governance standards within the applicable transition periods.
Our Board has determined that Stephen Gillett, Ann Miller, C. David Cone, Todd Penegor, G.J. Hart, and Kory Marchisotto each meet the independence requirements set forth in the NYSE listing standards and that none of the foregoing have a relationship with Dutch Bros which, in the opinion of the Board, would interfere with the exercise of sound judgment in carrying out the responsibilities of a director. In addition, our Board has determined that Travis Boersma, Christine Barone, Thomas Davis, and Katheryn George do not meet the independence requirements set forth in the NYSE listing standards because of Mr. Boersma and Ms. Barone’s employment by Dutch Bros and Mr. Davis and Ms. George’s affiliation with BBH, which provides banking services to certain officers and directors of Dutch Bros. In making these determinations, our Board considered the current and prior relationships that each director has with Dutch Bros and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director.
Director Nominations
We believe that an effective board of directors should be made up of individuals who collectively provide an appropriate balance of diverse occupational and personal backgrounds and perspectives and who have a range of skills and expertise sufficient to provide guidance and oversight with respect to the Dutch Bros’ strategy and operations. Our Board and our Nominating and Governance Committee are responsible for nominating members for election to our Board by the Company’s stockholders. Our Board and our Nominating and Governance Committee seek individuals with backgrounds and qualities that, when combined with those of our other directors, enhance our Board’s effectiveness and result in our Board having a balance of knowledge, experience, and capability. Our Board and our Nominating and Governance Committee considers candidates who are recommended by members of the Nominating and Governance Committee members, by other Board members, by stockholders, and by management, as well as those identified by third-party search firms retained to assist in identifying and evaluating possible candidates.
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Our Board and our Nominating and Governance Committee will consider director candidates recommended by stockholders in the same manner in which they evaluate any other director candidate. Stockholders who wish to recommend individuals for consideration by our Board to become nominees for election to the Board may do so by delivering a written recommendation to our Board at the following address: Dutch Bros Inc., 300 N Valley Drive, Grants Pass, Oregon 97526, Attention: Corporate Secretary, in accordance with the timeline outlined in the section titled “How can I submit a stockholder proposal or director nomination for next year’s annual meeting?” under the heading “Questions and Answers About the Proxy Materials and the Annual Meeting.” Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
In general, in identifying and evaluating nominees for director, our Board considers the board membership criteria further described below. Our Board does not intend to alter the manner in which it evaluates candidates, including the criteria set forth below, based on whether or not the candidate was recommended by a stockholder.
When evaluating director nominees, in the case of incumbent directors whose terms of office are set to expire, our Board reviews these directors’ overall service to Dutch Bros during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Governance Committee uses its resources to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Board also meets to discuss and evaluate the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
Board Membership Criteria
Our Board has delegated the initial responsibility to recruit and evaluate candidates to its Nominating and Governance Committee. Our Board believes director candidates should have certain qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. In considering candidates, our Board also considers factors such as: (i) possessing relevant expertise upon which to be able to offer advice and guidance to management; (ii) bringing diverse personal background, perspective, and experience; (iii) having sufficient time to devote to our affairs; (iv) demonstrating excellence in his or her field, (v) having the ability to exercise sound business judgment; (vi) experience as a board member or executive officer of another publicly-held company; (vii) having the commitment to rigorously represent the long-term interests of Dutch Bros’ stockholders; and (viii) the requirements of applicable law. The Board reviews candidates for director nomination in the context of our current composition of the Board, the operating requirements of Dutch Bros, and the long-term interests of our stockholders. In conducting this assessment, the Board considers various factors, including, but not limited to, diversity (including diversity of gender, ethnic background and country of origin), age, skills, and other factors that it deems appropriate to maintain a balance of knowledge, experience, and capability on the Board. Accordingly, the Nominating and Governance Committee includes, and has any search firm that it engages include, women and candidates from underrepresented communities in the pool from which the Board selects candidates for director. As part of its periodic self-evaluation, the Board assesses the effectiveness of its efforts to attain diversity by considering whether it has an appropriate process for identifying and selecting director candidates.
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Stockholder Engagement and Communications With the Board of Directors
We consider our relationships with our stockholders to be a high priority. We recognize that stockholders can have divergent interests and different views on our practices, objectives, and time horizons. To ensure that our Board and management have an opportunity to listen to and understand the varying perspectives of our stockholders, members of the management team and the Board intend to engage in ongoing dialogues with stockholders.
Stockholders and other interested parties who wish to communicate with the Board or any individual director may do so by sending written communications addressed to the Board or such director by email to investors@dutchbros.com or by mail to the following address:
Dutch Bros Inc.
Attention: Corporate Secretary
300 N Valley Drive
Grants Pass, Oregon 97526
Our Corporate Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile or threatening or is similarly inappropriate.
Board and Committee Meetings and Attendance
Our Corporate Governance Guidelines provide that all directors are expected to prepare for, attend, and participate in all meetings of the Board and committees on which they serve. The Board met nine times during 2024. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.
Typically, in conjunction with the regularly scheduled meetings of the Board, the independent directors meet in executive sessions outside the presence of management. These executive sessions have typically been chaired by the chair of the Audit and Risk Committee.
The following table summarizes the current membership of each of the Board’s committees and the number of meetings held by each committee during the year ended December 31, 2024.
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	Audit and Risk Committee [1]	Compensation Committee [2]	Nominative and Governance Committee [3]
Travis Boersma*
Christine Barone
C. David Cone**	■
Thomas Davis
Kathryn George
Stephen Gillett**		☐	☐
G.J. Hart		■
Kory Marchisotto			☐
Ann Miller	☐		■
Todd Penegor**	☐
Number of meetings held in 2024	8	5	3
*    Executive Chairman of the Board
**    Financial expert
■    Committee chair
☐    Committee member
1 Mr. Gillett served as a member of our Audit and Risk Committee until August 27, 2024, and as Chair of our Audit and Risk Committee until March 5, 2024. Mr. Cone has served as Chair of our Audit and Risk Committee since March 5, 2024. Mr. Penegor has served as a member of our Audit and Risk Committee since August 27, 2024.
2 Ms. Jack served as a member of our Compensation Committee until her resignation from the Board, effective March 22, 2024. Mr. Sullivan was appointed as a member of our Compensation Committee on March 5, 2024, and served until his resignation from the Board, effective June 12, 2024. Mr. Gillett was appointed to our Compensation Committee on June 12, 2024. Mr. Davis served as a member and as Chair of our Compensation Committee until June 3 2024. Mr. Hart has served as a member and as Chair of our Compensation Committee since June 3, 2024.
3 Ms. Marchisotto has served as a member of our Nominating and Governance Committee since March 4, 2025.
Audit and Risk Committee
Our Audit and Risk Committee consists of C. David Cone, Ann Miller, and Todd Penegor. Each member of our Audit and Risk Committee satisfies the independence requirements set forth in Section 303A.02 of the NYSE listing standards and the requirements set forth in Rule 10A-3(b)(1) promulgated under the Exchange Act. Each member of our Audit and Risk Committee can read and understand fundamental financial statements and satisfies the heightened sophistication requirement of the NYSE listing standards. The chair of our Audit and Risk Committee is Mr. Cone. Our Board has determined that Messrs. Cone and Penegor are each an “audit committee financial expert” within the meaning of SEC regulations. In arriving at these determinations, our Board has examined each Audit and Risk Committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The principal duties and responsibilities of our Audit and Risk Committee include, among other things:
•hiring and selecting a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•overseeing accounting and financial reporting processes, systems of internal control, financial statement audits, and the integrity of our consolidated financial statements;
•helping to maintain and foster an open avenue of communication between management, the internal audit group, and the independent registered public accounting firm;
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•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;
•overseeing processes and policies for enterprise risk identification, management, and assessment, including key risks around data privacy, technology, and information security;
•overseeing the design, implementation, organization, and performance of our internal audit function;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing our policies on risk assessment and risk management;
•reviewing related party transactions;
•obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our Audit and Risk Committee operates under a written charter that satisfies the applicable listing standards of the NYSE. The Board has adopted a written Audit and Risk Committee charter and it is available to stockholders on our website at https://investors.dutchbros.com/governance.
Nominating and Governance Committee
Our Nominating and Governance Committee consists of Stephen Gillett, Ann Miller, and Kory Marchisotto. Each member of our Nominating and Governance Committee satisfies the independence requirements set forth in Section 303A.02 of the NYSE listing standards. The chair of our Nominating and Governance Committee is Ms. Miller.
The principal duties and responsibilities of our Nominating and Governance Committee include, among other things:
•assisting the Board in its oversight of our corporate governance functions and developing, updating as necessary, and recommending to the Board the governance principles applicable to us;
•identifying, evaluating, recommending, and communicating with candidates qualified to become directors or nominees for directors consistent with criteria approved by the Board;
•making other recommendations to the Board relating to our directors and the Board’s leadership structure;
•assisting the Board in its oversight of the development, implementation, and effectiveness of our policies and strategies relating to management succession;
•reviewing strategies, activities, and policies regarding sustainability and other environmental, social, and governance related matters, and making related recommendations to the Board; and
•overseeing our overall community and public relations philosophies, including with regard to charitable giving, government relations, and political contributions.
Our Nominating and Governance Committee operates under a written charter that satisfies the applicable listing standards of the NYSE. The Board has adopted a written Nominating and Governance Committee charter and it is available to stockholders on our website at https://investors.dutchbros.com/governance.
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Compensation Committee
Our Compensation Committee consists of G.J. Hart and Stephen Gillett. The chair of our Compensation Committee is Mr. Hart. Messrs. Hart and Gillett satisfy the independence requirements set forth in Section 303A.02 of the NYSE listing standards and the requirements set forth in Rule 10C-1(b)(1)(ii) promulgated under the Exchange Act. Ms. Jack and Mr. Sullivan, whose terms as members of our Compensation Committee ended on March 22, 2024 and June 12, 2024, respectively, each satisfied the independence requirements set forth in Section 303A.02 of the NYSE listing standards and the requirements set forth in Rule 10C-1(b)(1)(ii) promulgated under the Exchange Act during the period they each served on our Compensation Committee and our Board. Mr. Davis, whose term as a member of our Compensation Committee ended on June 3, 2024, did not satisfy the independence requirements set forth in the NYSE listing standards during the period he served on our Compensation Committee and during such period of Mr. Davis’ service on our Compensation Committee, we relied on the “controlled company” exemption to the NYSE corporate governance standard that requires a compensation committee consisting entirely of independent directors. We do not believe our reliance on the “controlled company” exemption during this period materially adversely affected the ability of our Compensation Committee to act independently and to satisfy the other requirements of the NYSE listing standards or rules promulgated under the Exchange Act.
The principal duties and responsibilities of our Compensation Committee include, among other things:
•approving the retention of compensation consultants and outside service providers and advisors;
•reviewing and approving, or recommending that our Board approves, the compensation, individual and corporate performance goals and objectives, and other terms of employment of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;
•reviewing and recommending to our Board the compensation of our directors;
•administering our equity and non-equity incentive plans;
•reviewing our practices and policies of employee compensation as they relate to alignment of incentives;
•reviewing and evaluating succession plans for the executive officers;
•reviewing and approving, or recommending that our Board approves, incentive compensation and equity plans; and
•reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Our Compensation Committee operates under a written charter that satisfies the applicable listing standards of the NYSE. The Board has adopted the written Compensation Committee charter and it is available to stockholders on our website at https://investors.dutchbros.com/governance.
Compensation Committee Processes and Procedures
The Compensation Committee meets at least quarterly. The agenda for each meeting is developed by the Chair of the Compensation Committee, in consultation with our Chief People Officer, Chief Legal Officer, and the Semler Brossy Consulting Group (Semler Brossy), the Compensation Committee’s independent compensation consultant. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. Our officers may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding management compensation or individual performance objectives, except for the Chief Executive Officer who may participate in conversations about executive pay other than her own pay.
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The charter of the Compensation Committee permits delegation of certain of the Compensation Committee’s authority to the Chair and/or one or more subcommittees consisting of members of the Board to the extent allowed under applicable law and the NYSE listing standards. The charter of the Compensation Committee also grants the Compensation Committee full access to all of our books, records, facilities, and personnel. In addition, under its charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting, or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. Our Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select or receive advice from a compensation consultant, legal counsel, or other adviser.
During 2024, the Compensation Committee engaged Semler Brossy as an independent compensation consultant. As needed, Semler Brossy provides various policy reviews and recommendations to inform the Compensation Committee’s discussions and decisions. Semler Brossy meets with the Compensation Committee in executive session, upon request, in support of the Compensation Committee’s responsibilities. The Compensation Committee makes recommendations as needed to the Board to approve certain matters.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee has consisted of G.J. Hart (Chair) and Stephen Gillett since June 12, 2024, and during 2024, Thomas Davis (former Chair), Blythe Jack, and Sean Sullivan each served on the Compensation Committee at various times during 2024. None of the current or former members of our Compensation Committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
Code of Ethics
Our Code of Business Conduct and Ethics applies to all of our employees, officers, and directors. This includes our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Business Conduct and Ethics may be viewed on the investors relations portion of our website at https://investors.dutchbros.com/governance. We intend to satisfy the disclosure requirements under Item 5.05 of the SEC Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the website address and location specified above.
Corporate Governance Guidelines
In August 2021, the Board documented the governance practices followed by Dutch Bros by adopting Corporate Governance Guidelines, as most recently amended in December 2023, to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at the investor relations section of our website at https://investors.dutchbros.com/governance.
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Stock Ownership Guidelines
Our Board has adopted Stock Ownership Guidelines for our officers (as defined in Rule 16a-1(f) under the Exchange Act), such other officers as may be designated by the Compensation Committee, and directors. These guidelines affirm to our stockholders that our covered officers and directors have a meaningful long-term position in Dutch Bros’ and a longer-term view of our performance. The following table summarizes our Stock Ownership Guidelines, which were developed based on market and peer group data. “Base Pay” is the individual’s annual base salary rate for covered officers or annual cash retainer for directors, excluding additional cash retainers for service on Board committees or for service as lead director of the Board. If a covered officer or director subject to our Stock Ownership Guidelines holds more than one title indicated below, such individual is expected to satisfy the highest applicable ownership guideline for all applicable titles. If an individual subject to our Stock Ownership Guidelines is a director who does not receive any cash compensation from the Company for their service as a director (or who waives such cash compensation), such director’s Base Pay for purposes of our Stock Ownership Guidelines shall be equal to the annual cash retainer paid to other directors who are subject to our Stock Ownership Guidelines as of the applicable date.

Leadership Position	Ownership
Executive Chairman	5.0x
Chief Executive Officer	5.0x
All Other Covered Officers	3.0x
Directors	5.0x

The value of a covered officer’s or director’s stock ownership is measured annually on the first day each fiscal year. Current covered officers and directors are expected to meet the applicable guidelines within 5 years of January 16, 2025, which is the date our Stock Ownership Guidelines went into effect. Newly hired or promoted covered officers and newly elected directors are expected to meet the applicable guidelines within 5 years of the date of hire, promotion or election, as the case may be.
Our Stock Ownership Guidelines provide that if a covered officer or director does not meet their applicable ownership guideline at the time specified, our Compensation Committee may determine that such covered officer or director is prohibited from selling any shares acquired through the vesting or the exercise of stock awards, other than shares needed to pay applicable taxes and exercise prices, and may determine that the payment of future compensation to such covered officer or director, including cash or equity-based incentive compensation or retainers, will be paid in shares of Class A common stock.
Insider Trading Policies and Procedures
We have adopted an Insider Trading Policy, governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, employees, and other covered persons. This policy is designed to promote compliance with insider trading laws, rules, and regulations, and any applicable listing standards. It is our intention that if Dutch Bros engages in any transaction in its own securities, Dutch Bros will comply with applicable laws and regulations relating to insider trading. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our 2024 Annual Report.
Prohibitions on Margin Accounts, Pledging Shares, Hedging, and Other Speculation
Our Insider Trading Policy prohibits our directors, officers, employees, and other covered persons from:
•purchasing Company common stock on margin or holding it in a margin account at any time;
•pledging Company common stock as collateral for a loan;
•hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds; or
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•trading in derivative securities related to Dutch Bros Class A common stock, which include publicly traded call and put options or engaging in short selling of our Class A common stock at any time.
Director Compensation
Director Compensation for 2024
The following table details the compensation of the Dutch Bros Inc. non-employee directors for the year ended December 31, 2024. Mr. Boersma and Ms. Barone, who each served as both an employee and a director during 2024, received no additional compensation for their respective service as a director. Mr. Boersma received $1,500,000 in connection with his service as Executive Chairman during 2024, as described below under “Executive Chairman Compensation.” The compensation received by Ms. Barone as an employee for the year ended December 31, 2024 is included in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)1 2	Total ($)
Travis Boersma	1,500,000	—	1,500,000
C. David Cone	92,404	168,122	260,526
Thomas Davis	77,615	109,977	187,592
Kathryn George	70,000	109,977	179,977
Stephen Gillett	88,604	109,977	198,581
G.J. Hart [3]	50,769	—	50,769
Blythe Jack [4]	17,571	—	17,571
Kory Marchisotto [5]	—	—	—
Ann Miller	95,000	109,977	204,977
Todd Penegor [6]	39,797	—	39,797
Sean Sullivan [7]	33,544	168,122	201,666
_________________
1    Amounts shown in this column represent the aggregate grant date fair value of RSU awards granted to our non-employee directors under our 2021 Equity Incentive Plan (2021 Plan) computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculation of these amounts, see Notes 2 and 13 to our audited financial statements, included within our 2024 Annual Report. The grant date fair value of the RSU award that was granted to each non-employee director in the year ended December 31, 2024, as described in more detail below, is equal to the amount shown in this column for each non-employee director.
2    The aggregate number of RSU awards outstanding as of December 31, 2024, and held by our non-employee directors are set forth in the table below. Market value is determined by multiplying the number of shares subject to the RSU award by $52.38 per share, the closing market price on December 31, 2024.
3 Mr. Hart was appointed to the Board effective June 3, 2024.
4 Ms. Jack resigned from the Board effective March 22, 2024.
5 Ms. Marchisotto was appointed to the Board effective February 18, 2025.
6 Mr. Penegor was appointed to the Board effective June 24, 2024.
7 Mr. Sullivan resigned from the Board effective June 12, 2024.
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Name	Unvested RSUs (#)	Market Value of Unvested RSUs ($)
Travis Boersma	—	—
C. David Cone	1,525	79,880
Thomas Davis	1,525	79,880
Kathryn George	1,525	79,880
Stephen Gillett	1,525	79,880
G.J. Hart	—	—
Blythe Jack [1]	—	—
Kory Marchisotto	—	—
Ann Miller	1,525	79,880
Todd Penegor	—	—
Sean Sullivan [2]	—	—
1 Ms. Jack resigned from the Board effective March 22, 2024, and forfeited the 1,876 unvested RSUs she held at that time.
2 Mr. Sullivan resigned from the Board effective June 12, 2024, and forfeited the 3,049 unvested RSUs he held at that time.
Non-Employee Director Compensation Policy
Our Board adopted our Non-Employee Director Compensation Policy in August 2021, which was most recently amended in December 2024 as described below, and provides that each member of the Board who is not also serving as an employee or consultant of the Company or any of its subsidiaries (eligible director) receives the following:
Annual Board Service Cash Retainer:
•All Eligible Directors: $70,000, which amount increased to $75,000, effective January 1, 2025
•Lead Director Retainer (in addition to Eligible Director Service Retainer): $20,000, which amount increased to $25,000, effective January 1, 2025
Annual Committee Chair Service Cash Retainer:
•Chair of the Audit and Risk Committee (in addition to Committee Member Service Retainer): $15,000, which amount increased to $20,000, effective January 1, 2025
•Chair of the Compensation Committee (in addition to Committee Member Service Retainer): $10,000, which amount increased to $17,500, effective January 1, 2025
•Chair of the Nominating and Governance Committee (in addition to Committee Member Service Retainer): $10,000, which amount increased to $12,500, effective January 1, 2025
Annual Committee Member Service Cash Retainer:
•Member of the Audit and Risk Committee: $10,000
•Member of the Compensation Committee: $8,000
•Member of the Nominating and Governance Committee: $5,000
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Additionally, on the date of each annual stockholder meeting held after the IPO, each eligible director who continues to serve as an eligible director following such stockholder meeting receives an annual RSU award with a grant date fair value of $110,000, which amount increased to $125,000 effective as of January 1, 2025. Awards made in 2024 vest, subject to the eligible director’s continued service to the Company through each vesting date, 25% on the last day of each fiscal quarter, beginning with the first fiscal quarter following the date of grant, except, in any event, such annual RSU award will be fully vested on the earlier of (i) the date of our next annual stockholder meeting, or (ii) a change in control (as defined in our 2021 Plan). Awards made after January 1, 2025 will vest, subject to the eligible director’s continued service to the Company through each vesting date, 25% on each of August 20, November 20, February 20, and May 20, except, in any event, such annual RSU award will be fully vested on the earlier of (i) the date of our next annual stockholder meeting, or (ii) a change in control (as defined in our 2021 Plan).
Additionally, an eligible director who, following the IPO, is first elected or appointed to the Board on a date other than the date of the Company’s annual stockholder meeting, upon the Company’s first annual stockholder meeting following such director first joining the Board, such director will receive an additional RSU award with a grant date fair value of $110,000, which amount increased to $125,000 effective as of January 1, 2025, prorated to reflect the time between such director’s appointment date and the date of such first annual stockholder meeting, and fully vested on the grant date.
The Non-Employee Director Compensation Policy provides that the aggregate value of all compensation granted or paid to any eligible director with respect to any calendar year beginning with the calendar year following the closing of the IPO, including awards granted and cash fees paid by us to such eligible director, will not exceed $750,000 in total value, except such amount will increase to $1,000,000 for newly appointed or elected eligible directors for the calendar year in which they first begin serving as an eligible director.
We have reimbursed and will continue to reimburse all of our eligible directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings.
Coffee Cash
Non-Employee directors may opt in to receive an additional $100 per month in “coffee cash” to be used to purchase items in our shops.
Executive Chairman Compensation
Mr. Boersma, who serves as both a director and as our Executive Chairman, is not covered by the Non-Employee Director Compensation Policy described above. In 2024, Mr. Boersma received an annual base salary of $1,500,000.
Mr. Boersma’s current annual base salary remains $1,500,000, and an annual cash bonus component was added to his compensation for 2025 by a special committee of the Board composed entirely of independent directors. In 2025, Mr. Boersma is eligible for a target annual cash bonus of 10% of his base salary, with a maximum annual cash bonus of 20% of his base salary, for the applicable year based on the achievement of performance objectives determined by the Board (or the Compensation Committee) and the same metrics and targets as the Company’s other executive officers.
Mr. Boersma is an at-will employee and is eligible to participate in the Company’s standard benefits, subject to the terms and conditions of such plans and programs. Mr. Boersma is not eligible for any benefits under the terms of our Severance Plan (as defined below). We have no employment agreement or offer letter with Mr. Boersma, and we currently do not anticipate entering into one in the future.
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Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock, Class B common stock, and Class C common stock as of March 18, 2025. There are no outstanding shares of our Class D common stock, and it is therefore omitted from the table. The table sets out beneficial ownership for:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our outstanding voting securities;
•each of our current directors;
•each of our named executive officers; and
•all current directors and executive officers as a group.
Applicable percentage ownership is based on 162,728,606 shares of all classes of our common stock outstanding as of March 18, 2025. The holders of our common stock have the following voting rights:
•Class A common stock, one (1) vote
•Class B common stock, ten (10) votes
•Class C common stock, one (1) vote
•Class D common stock, one (1) vote
Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC and deemed shares of common stock issuable upon the vesting and settlement of restricted stock units within 60 days of March 18, 2025 to be outstanding. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. The number of shares of common stock used to calculate the percentage ownership of each listed beneficial owner includes the shares of common stock underlying options or convertible securities held by such beneficial owner that are exercisable or convertible within 60 days following March 18, 2025. The information contained in this table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in this table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the address for each person or entity listed in this table is c/o Dutch Bros Inc., 300 N Valley Drive, Grants Pass, Oregon 97526.
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	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Class C Common Stock Beneficially Owned		Total Common Stock Beneficially Owned		Combined Voting Power
	Shares	%	Shares	%	Shares	%	Shares	%	%
Stockholder
Travis Boersma and affiliated entities [1,2]	55,726,099	31.4	35,210,946	100.0	—	—	90,937,045	42.3	74.6
TSG7 A Dutch Bros. Holdings, L.P. [1,3]	2,347,346	1.3	—	—	2,347,346	100.0	4,694,692	2.2	0.5
FMR LLC [4]	6,486,879	3.7	—	—	—	—	6,486,879	3.0	1.4
Directors and Named Executive Officers
Christine Barone	42,031	*	—	—	—	—	42,031	*	*
Joshua Guenser	15,101	*	—	—	—	—	15,101	*	*
Sumi Ghosh	10,321	*	—	—	—	—	10,321	*	*
Victoria Tullett	13,475	*	—	—	—	—	13,475	*	*
Tana Davila	4,051	*	—	—	—	—	4,051	*	*
C. David Cone	4,661	*	—	—	—	—	4,661	*	*
Thomas Davis	12,342	*	—	—	—	—	12,342	*	*
Kathryn George	12,342	*	—	—	—	—	12,342	*	*
Stephen Gillett	16,728	*	—	—	—	—	16,728	*	*
G.J. Hart	—	—	—	—	—	—	—	*	—
Kory Marchisotto	—	—	—	—	—	—	—	*	—
Ann Miller	9,545	*	—	—	—	—	9,545	*	*
Todd Penegor	—	—	—	—	—	—	—	*	—
Charles Jemley [5]	516,679	*	—	—	—	—	516,679	*	*
All current directors and executive officers as a group (14 persons) [6]	55,866,696	31.5	35,210,946	100.0	—	—	91,077,642	42.4	74.6
________________
*    Represents beneficial ownership of less than 1%.
1    Pursuant to the Fifth LLC Agreement, at the option of the holder, Class A common units may be redeemed or exchanged for shares of our Class A common stock on a one-for-one basis and are included in the Class A common stock beneficially owned amounts. 35,210,946 of such Class A common units are paired with an equal number of shares of Class B common stock, 2,347,346 of such Class A common units are paired with an equal number of shares of Class C common stock, and 14,739,726 of such Class A common units are not paired with any shares of Common Stock. When Class A common units paired with shares of Class B or Class C common stock are exchanged for shares of Class A common stock, such paired shares of Class B or Class C common stock are surrendered and cancelled. Beneficial ownership of shares of Class B common stock and Class C common stock reflected in this table have not been also reflected as beneficial ownership of shares of our Class A common stock into which any paired Class A common units, as applicable, may be redeemed or exchanged.
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2    Amounts beneficially owned reflect: (i)(x) 455,276 Class A common units (and associated shares of Class A common stock into which Class A common units may be exchanged upon the corresponding surrender and cancellation of associated shares of Class B common stock), (y) 258,484 Class A common units (and associated shares of Class A common stock into which Class A common units may be exchanged), and (z) 455,276 shares of Class B common stock held by DMI Holdco, LLC; (ii)(w) 3,545,618 shares of Class A common stock, (x) 20,598,536 Class A common units (and associated shares of Class A common stock into which Class A common units may be exchanged upon the corresponding surrender and cancellation of associated shares of Class B common stock), (y) 9,628,715 Class A common units (and associated shares of Class A common stock into which Class A common units may be exchanged), and (z) 20,598,536 shares of Class B common stock held by DM Trust Aggregator, LLC; and (iii)(w) 2,229,809 shares of Class A common stock, (x) 14,157,134 Class A common units (and associated shares of Class A common stock into which Class A common units may be exchanged upon the corresponding surrender and cancellation of associated shares of Class B common stock), (y) 4,852,527 Class A common units (and associated shares of Class A common stock into which Class A common units may be exchanged), and (z) 14,157,134 shares of Class B common stock held by DM Individual Aggregator, LLC (together with DMI Holdco, LLC and DM Trust Aggregator, LLC, the “DM Trusts”), for which Travis Boersma is deemed to have the power to direct the disposition and vote of the shares. Mr. Boersma disclaims beneficial ownership of the securities held by the DM Trusts except to the extent of Mr. Boersma’s pecuniary interest in such securities, if any, other than for the purposes of determining his obligations under Section 13 of the Exchange Act. The address for the DM Trusts is P.O. Box 398, Grants Pass, OR 97528.
3    Amounts beneficially owned reflect 2,347,346 Class A common units (and associated shares of Class A common stock into which Class A common units may be redeemed or exchanged upon the corresponding surrender and cancellation of associated shares of Class C common stock), held by TSG7 A Dutch Bros. Holdings, L.P. Amounts do not reflect any distributions in kind. Voting and investment decisions with respect to securities held by TSG7 A Dutch Bros. Holdings, L.P. are made by a committee of three or more individuals, none of whom individually has the power to direct such decisions. The address for TSG7 A Dutch Bros. Holdings, L.P. is c/o TSG Consumer Partners, LLC, 1100 Larkspur Landing Circle, Suite 360 Larkspur, CA 94939.
4    Based solely on a Schedule 13G filed with the SEC by FMR LLC on February 12, 2025. FMR LLC has sole power to vote or direct to vote 6,473,127 shares of our Class A common stock, and sole power to dispose of or to direct the disposition of 6,486,879.21 shares of our Class A common stock. The Schedule 13G filed by the reporting person provides information as of December 31, 2024 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2024 and March 18, 2025. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
5    Amount beneficially owned includes 500,000 shares of Class A common stock held by the Jemley Living Trust dtd 6/24/2022, of which Mr. Jemley is a trustee and has voting and dispositive power over the shares.
6    Amounts beneficially owned include (i) 5,775,427 shares of Class A common stock and 49,950,672 Class A common units (and associated shares of Class A common stock into which Class A common units may be exchanged) held by the DM Trusts and (ii) 140,597 shares of Class A common stock held by our current directors and executive officers as a group as of March 18, 2025.
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AUDIT AND RISK COMMITTEE MATTERS

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee of the Board has appointed KPMG LLP (KPMG) to be Dutch Bros’ independent registered public accounting firm for the year ending December 31, 2025, and recommends that the stockholders vote for ratification of such appointment of KPMG. KPMG has been engaged as our independent registered public accounting firm since 2020. We expect representatives of KPMG to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the appointment of KPMG as our independent registered public accounting firm. However, our Audit and Risk Committee is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, our Audit and Risk Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, Audit and Risk Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.
For KPMG to be approved as our independent registered public accounting firm for the year ending December 31, 2025, this proposal must receive “For” votes from the holders of a majority of votes present virtually or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This matter is routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.
Pre-Approval Policies. The Audit and Risk Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by KPMG, pursuant to which it pre-approves and reviews audit and non-audit services performed by KPMG, as well as the fees charged by KPMG for such services. The pre-approval policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of our Audit and Risk Committee’s approval of the scope of the engagement of an independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. In its pre-approval and review of non-audit service fees, the Audit and Risk Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. All fees described below for 2024 and 2023 were pre-approved by our Audit and Risk Committee.
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Audit and Related Fees
The following table summarizes fees for professional services rendered by KPMG for audit and other services for the years ended December 31, 2024, and 2023:

	2024 ($)	2023 ($)
Audit Fees	2,921,378	2,311,651
Tax Fees	2,254,933	984,282
Total	5,176,311	3,295,933
Audit Fees. Includes the aggregate fees for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting, as well as other services related to SEC matters. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements.
Tax Fees. Includes the aggregate fees for professional services rendered for tax compliance, tax advice, and tax planning, including fees for tax consulting services generally and with respect to certain matters in connection with the Tax Receivable Agreements.
Our Audit and Risk Committee has determined that the rendering of services other than audit services by KPMG is compatible with maintaining the principal accountant’s independence.
Vote Required
The affirmative vote of the holders of a majority of the Common Stock present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve this Proposal 2. Abstentions will have the same effect as “Against” votes. This matter is routine, meaning that if you hold your shares in street name and you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

RECOMMENDATION OF THE BOARD
☑
The Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2025.
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Report of the Audit and Risk Committee
The Audit and Risk Committee consists solely of independent directors, as required by and in compliance with SEC rules and regulations and the NYSE listing standards. The Audit and Risk Committee operates pursuant to a written charter adopted by the Board.
The Audit and Risk Committee is responsible for assisting the Board in its oversight responsibilities related to accounting policies, internal controls, financial reporting, and legal and regulatory compliance. Management of the Company has the primary responsibility for the Company’s financial reporting processes, proper application of accounting principles, and internal controls as well as the preparation of its consolidated financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.
The Audit and Risk Committee reviewed and discussed our audited consolidated financial statements as of December 31, 2024 and 2023, and for the three years ended December 31, 2024, with management and with the independent registered public accounting firm. The Audit and Risk Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the Audit and Risk Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit and Risk Committee recommended to the Board that the audited consolidated financial statements be included in the 2024 Annual Report.
Submitted by the Audit and Risk Committee of the Board:
C. David Cone, Chair
Ann Miller
Todd Penegor
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Dutch Bros under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
We intend in this Compensation Discussion and Analysis to inform our stockholders of the policies and objectives underlying the compensation programs for our named executive officers. Accordingly, we address and analyze the key elements of the compensation provided to our principal executive officer, each person who served as our principal financial officer during 2024, and our three other most highly compensated executive officers as of December 31, 2024. We refer to these officers as our “named executive officers.”
Named Executive Officers
Our named executive officers for the year ended December 31, 2024, consisting of all persons serving as principal executive officer and principal financial officer during 2024 and our three other most highly compensated executive officers as of December 31, 2024, were:
•Christine Barone, Chief Executive Officer and President (Principal Executive Officer);
•Joshua Guenser, Chief Financial Officer (Principal Financial Officer);
•Sumi Ghosh, President of Operations;
•Victoria Tullett, Chief Legal Officer;
•Tana Davila, Chief Marketing Officer; and
•Charles Jemley, former Chief Financial Officer (former Principal Financial Officer).
Compensation Objectives
Our compensation program aims to attract, incentivize, retain, and reward top quality executive management. We accomplish this through competitive compensation packages comprised of annual base salary, performance-based annual cash bonus incentives, and long-term equity incentives that vest over multi-year periods.
Determining Executive Compensation
Compensation Committee
The Compensation Committee is responsible for overseeing the Company’s executive compensation policies, plans, and programs. The Compensation Committee’s responsibilities include:
•reviewing, overseeing, and approving the Company’s overall executive compensation strategy and policies;
•reviewing and approving the compensation, individual and corporate performance goals and objectives, and other terms of employment of the Company’s Chief Executive Officer and evaluating their performance;
•reviewing and approving the compensation, individual and corporate performance goals and objectives, and other terms of employment of the Company’s other executive officers and evaluating their individual performance, taking into account the recommendations and evaluation of the Chief Executive Officer to the extent appropriate; and
•reviewing the Company’s practices and policies of employee compensation as they relate to alignment of incentives to determine if such compensation policies and practices are reasonably likely to have a material adverse effect on the Company, and taking such determinations into account in discharging the Compensation Committee’s responsibilities.
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Chief Executive Officer
Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation, individual and corporate performance goals and objectives, and other terms of employment of the Company’s other executive officers, except for the Executive Chairman. In addition, the Chief Executive Officer is responsible for evaluating the individual performance of the other executive officers, except for the Executive Chairman.
Independent Compensation Consultant
The Compensation Committee requested that Semler Brossy, as its independent compensation consultant, review industry-wide compensation practices and trends to assess the competitiveness of our executive compensation program. The Compensation Committee considered Semler Brossy’s analysis as one of many factors when establishing compensation of our named executive officers for 2024, including individual performance, skill sets, prior experience, and scope of responsibilities.
Peer Group Benchmarking
As part of its engagement, the Compensation Committee requested Semler Brossy assist in developing a peer group of companies and perform analyses of competitive performance and compensation levels for that group to evaluate our executive compensation policies and practices, including those related to executive severance. Our peer group is comprised primarily of companies in the restaurant space, especially those in quick-service restaurants, who have comparable market capitalization and revenues, taking into account similar ownership structures and geographic reach.
With the assistance of Semler Brossy, our Compensation Committee determined a peer group of fourteen companies for use in setting executive compensation for the year ended December 31, 2024:

2024 Peer Group
Papa John's International Inc. (PZZA)	Celsius Holdings, Inc. (CELH)
Wendy's Co. (WEN)	El Pollo Loco Holdings, Inc. (LOCO)
Jack in the Box Inc. (JACK)	First Watch Restaurant Group, Inc. (FWRG)
Krispy Kreme, Inc. (DNUT)	Potbelly Corporation (PBPB)
BJ's Restaurants, Inc. (BJRI)	Chuy's Holdings Inc.
Dine Brands Global, Inc. (DIN)	Wingstop Inc. (WING)
Shake Shack Inc. (SHAK)	Portillo's Inc. (PTLO)
Our 2023 peer group included Red Robin Gourmet Burgers, Inc., and Noodles & Company, each of which were removed from our 2024 peer group due to their growth and market cap, which are not aligned with ours. We added Celsius Holdings, Inc., First Watch Restaurant Group, Inc., and Portillo’s Inc., each of which were recommended by Semler Brossy as relevant business comparators due to their growth and business model. Chuy’s Holdings Inc. was acquired by Darden Restaurants, Inc. in October 2024 and is no longer publicly listed.
Stockholder Advisory Votes (Say-on-Pay)
We ceased to qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 as of January 1, 2023, and consequently were first required to conduct a stockholder advisory vote regarding our executive compensation (Say-on-Pay) at our 2024 annual stockholder meeting. At our 2024 annual stockholder meeting, the Say-on-Pay proposal received 97.4% of the votes cast “For” approval. The Compensation Committee reviewed and considered the results of the 2024 Say-on-Pay vote in determining executive compensation for 2025.
At our 2023 annual meeting, our stockholders overwhelmingly indicated their approval of the recommendation that we solicit a Say-on-Pay vote on an annual basis. We have adopted a policy that is consistent with that preference. A “say-on-frequency” vote is required every six years, and as such, our next say-on-frequency vote will be in 2029.
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Elements of Executive Compensation
The three main elements of our executive compensation program for our named executive officers are (i) an annual base salary, (ii) a performance-based annual cash bonus, and (iii) a service-based long-term equity incentive award in the form of RSUs. The Compensation Committee considers these elements in determining a balanced compensation package that includes both predictable and variable elements in order to accomplish the goals of our compensation program.
Annual Base Salary
Our named executive officers each receive an annual base salary. The base salary element is intended to attract and retain qualified candidates by providing a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. The Compensation Committee considers peer group data in determining the annual base salary for each named executive officer in order to ensure our executive compensation package remains competitive relative to our peers.
The annual base salaries of our named executive officers, aside from Mr. Jemley, during 2024, determined by the Compensation Committee, as part of its annual review of executive compensation and after careful review of market data and pay practices for comparable executive positions at our peer group of companies, were:

Named Executive Officer	2024 Annual Base Salary ($)
Christine Barone	750,000
Joshua Guenser	550,000
Sumi Ghosh	500,000
Victoria Tullett	450,000
Tana Davila	500,000

None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled base salary increases.
Mr. Jemley’s annual base salary during 2024 was $600,000 from January 1, 2024 through September 2, 2024, when his employment ended. He was then retained by the Company as an independent contractor to assist in the transition of his former duties as Chief Financial Officer, under an Advisor Agreement, between the Company and Mr. Jemley, dated September 3, 2024 (the Advisor Agreement), included as Exhibit 10.10 to the 2024 Annual Report. Under the Advisor Agreement, Mr. Jemley no longer receives a salary, but instead is paid for work performed at an hourly rate of $750.
Annual Cash Bonus
The annual cash bonus element is intended to incentivize and reward top quality management and to align performance with Company objectives. The Compensation Committee considers peer group data and each named executive officer’s particular role and responsibilities in determining cash bonus eligibility.
Our named executive officers were eligible for performance-based annual cash bonuses in 2024 in the amounts set forth in the second table below. The table below sets forth the annual cash bonus performance metrics and weighting of such metrics, performance goals, and actual payout percentages based on the achievement of the performance goals for all named executive officers in 2024.
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Performance Metric	Weight	Threshold ($, thousands)	Target ($, thousands)	Maximum ($, thousands)	Actual Result ($, thousands)	Percent Payout[1]
Total Revenue	50%	1,149.6	1,197.5	1,245.4	1,281.0	200%
Adjusted EBITDA [2]	50%	171.0	190.0	209.0	230.3	200%
Payout		50%	100%	200%		200%
1 If the performance metric is achieved at a level between threshold and target or between target and maximum, the percent payout is determined through straight-line interpolation.
2 Adjusted EBITDA is defined as EBITDA, excluding equity-based compensation, expenses associated with equity offerings, COVID-19: catastrophic leave expenses, COVID-19: prepaid costs not utilized, costs incurred for company-wide milestone events, executives transitions costs, (gain) loss on the remeasurement of the liability related to the TRAs, estimated expenses related to certain legal disputes, sale of aircraft, and organization realignment and restructuring costs. Adjusted EBITDA is a non-GAAP financial measure. For a discussion and reconciliation of Adjusted EBITDA to the most comparable GAAP measure, see section “Non-GAAP Financial Measures” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2024 Annual Report.
Each named executive officer was eligible to earn an annual cash bonus based on a percentage of their base salary and achievement of the performance goals in the table above. Mr. Jemley’s cash bonus for 2024 was prorated based on his transition out of the role of Chief Financial Officer, as set forth in the Advisor Agreement and below. The table below sets forth the annual cash bonus payout calculations for each named executive officer for 2024.

Named Executive Officer	Base Salary ($)	Bonus Eligibility as Percentage of Base Salary	Percent Payout	Total Actual Payout ($) [1]
Christine Barone	750,000	100%	200%	1,500,000
Joshua Guenser	550,000	75%	200%	825,000
Sumi Ghosh	500,000	60%	200%	600,000
Victoria Tullett	450,000	50%	200%	450,000
Tana Davila	500,000	50%	200%	500,000
Charles Jemley [2]	600,000	50%	200%	358,197
1 Calculated by multiplying the 200% payout, calculated as described in the table above, by the applicable named executive officer’s bonus eligibility as a percentage of base salary.
2 Mr. Jemley’s total actual payout is prorated based on the terms of the Advisor Agreement as follows: (i) 100% of the total payout eligible amount for the portion of the year beginning January 1, 2024 and ending May 15, 2024; (ii) 75% of the total payout eligible amount for the portion of the year beginning May 16, 2024 and ending September 2, 2024; and (iii) 0% of the total payout eligible amount for the remainder of the year.
Long-Term Equity Incentive Awards
Annual grants of long-term equity incentive awards under our 2021 Plan are intended to incentivize and retain top quality management. Vesting terms are at the discretion of the Compensation Committee, but the awards granted in 2024 vest one-third on the first, second, and third anniversaries of the grant date, subject to the recipient’s continuous service to the Company. We believe that these equity awards provide our executives with a strong link to long-term performance, create an ownership culture, and help to align the interests of our executives and stockholders. While our 2021 Plan allows for various award types, our existing grants to our named executive officers are comprised of RSUs, and we currently have no plans to grant stock options. Since 2022, RSUs have been the Compensation Committee’s preferred vehicle for long-term equity incentive compensation for our named executive officers.
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The Compensation Committee awarded RSUs as long-term incentives to our named executive officers in 2024 after careful review of market data and pay practices for comparable executive positions at our peer group of companies. The grant date fair value of long-term incentive awards for 2024 were as follows:

Named Executive Officer	2024 RSU Award ($)
Christine Barone	1,799,990
Joshua Guenser	2,029,962
Sumi Ghosh	1,299,991
Victoria Tullett	799,992
Tana Davila	499,999
Charles Jemley	649,981

Messrs. Guenser and Ghosh’s long-term incentive awards for 2024 each include a one-time award of RSUs related to commencement of their employment with the Company, with grant date fair values of approximately $1,015,000 and $750,000, respectively, vesting one-third on the first, second, and third anniversaries of the grant date, subject to the recipient’s continuous service to the Company. The Compensation Committee considered market data and pay practices for comparable positions, as well as each of Messrs. Guenser and Ghosh’s particular considerations in deciding to join the Company. The Compensation Committee believes the one-time long-term incentive awards were the appropriate vehicle to incentivize their decisions to join the Company, provide additional alignment with the interests of the Company’s stockholders, and promote retention.
Ms. Tullett’s long-term incentive award for 2024 includes a special incentive of an additional number of RSUs with a grant date fair value of approximately $300,000 granted in connection with Ms. Tullett’s support of the expansion of our support center in Phoenix, Arizona. The additional RSUs vest one-third on the first, second, and third anniversaries of the grant date, subject to Ms. Tullett’s continuous service to the Company. The Compensation Committee believes the one-time long-term incentive award increase for Ms. Tullett was the appropriate vehicle to incentivize her decision to continue with the Company, provide additional alignment with the interests of the Company’s stockholders, and promote retention.
Mr. Jemley’s previously awarded long-term incentive awards continue to vest so long as he continues to provide services to the Company, and he did not receive additional equity awards following the termination of his employment. Mr. Jemley currently continues to provide services under the Advisor Agreement.
The Compensation Committee determined that, in addition to service-based vesting conditions, the long-term incentive awards for 2025 will include market-based vesting conditions. For each named executive officer, 50% of their long-term equity incentive award will vest on the same schedule as the 2024 awards, and 50% will vest based on our three-year relative total shareholder return versus a peer group of companies approved by the Compensation Committee.
Signing Bonuses

In 2023, Ms. Barone received a $900,000 signing bonus from the Company in connection with the commencement of her employment with the Company, which was repayable to the Company in full (on a pretax, gross basis) if she resigned her employment with the Company without “good reason” or the Company terminated her employment for “cause” within one year after her first day of employment. Ms. Barone earned the signing bonus, and the repayment condition with respect to the signing bonus lapsed, on February 6, 2024.
In 2024, Messrs. Guenser and Ghosh received signing bonuses from the Company of $200,000 and $250,000, respectively, in connection with the commencement of each of their employments with the
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Company, each of which is repayable to the Company in full (on a pretax, gross basis) if the recipient resigns his employment with the Company without “good reason” or the Company terminates his employment for “cause” within two years after his first day of employment. If not triggered, the repayment conditions with respect to the signing bonuses will lapse on February 19, 2026 and January 15, 2026, respectively.
Other Compensation
In general, all of our current named executive officers, other than Mr. Jemley, are eligible to participate in our employee benefit plans, including our 401(k) plan and medical, dental, vision, disability, and life insurance plans, in each case on the same basis as our other eligible employees. We also provide limited benefits to our named executive officers, other than Mr. Jemley, to assist with their duties, including a stipend to cover cell phone usage and internet and “coffee cash” to be used to purchase items in our shops. Otherwise, we generally do not provide perquisites or personal benefits to our named executive officers. Our named executive officers are eligible to participate in our 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation, which we currently match 100% up to the first 4% of eligible compensation in order to attract and retain employees with superior talent. Employees are immediately and fully vested in all contributions.
In addition, in 2024, Messrs. Guenser and Ghosh each received reimbursement for relocation expenses of up to $150,000 and $200,000, respectively (plus a gross-up amount to offset any tax liability arising from such reimbursement), in connection with the commencement of each of their employment, as well as reimbursement for reasonable costs incurred in traveling to and from their home and the Company’s offices in Grants Pass, Oregon and Phoenix, Arizona for the first six months of employment. Actual amounts of such reimbursements are reflected on the Summary Compensation Table below.
Risk Assessment of Compensation Policies and Practices
Our compensation programs are designed to maintain an appropriate balance between long-term and short-term incentives by utilizing a combination of compensation elements, including base salary, annual cash bonus, and long-term equity incentive awards. Although not all employees may have compensation comprising all three elements, our compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation. We believe that the mix and design of elements of executive compensation do not encourage management to assume excessive risks, and that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Significant compensation decisions, including decisions concerning the compensation of our named executive officers, include subjective considerations by our Compensation Committee or our Board of Directors, which restrain the influence of formulae or objective factors on excessive risk taking. The mix of short-term and long-term compensation elements also prevents undue focus on short-term results and helps align the interests of our named executive officers with those of our stockholders.
Tax and Accounting Implications
Under FASB ASC Topic 718, Compensation – Stock Compensation (FASB ASC 718), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to FASB ASC 718.
Under Section 162(m) of the Internal Revenue Code (Section 162(m)), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the
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best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
Clawbacks
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse the Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, as amended. Additionally, we have implemented a Dodd-Frank Act-compliant incentive compensation recoupment policy, as required by SEC rules, that applies to each of our named executive officers, regardless of any misconduct.
Compensation Committee Report
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2024 Annual Report and in this Proxy Statement relating to our 2025 Annual Meeting.
Submitted by the Compensation Committee of the Board:
G.J. Hart, Chair
Stephen Gillett
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Dutch Bros under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Employment Arrangements
Below are descriptions of our employment arrangements with each of our named executive officers. Each of our named executive officers has executed a form of our standard confidential information and inventions assignment agreement, and our standard indemnification agreement.
Christine Barone
We entered into an amended and restated employment agreement with Ms. Barone, effective December 27, 2023, in connection with her appointment as our Chief Executive Officer. The amended employment agreement includes no specific term and provides that Ms. Barone continues to be an at-will employee. Ms. Barone’s current annual base salary, effective January 1, 2025, is $850,000, and she is eligible to earn a target annual bonus equal to 110% of her annual base salary, based on the achievement of performance objectives determined by our Board (or its Compensation Committee), and an annual equity award equal to $3,000,000, subject to approval of, and on the terms and vesting conditions determined by, the Board (or its Compensation Committee). Ms. Barone is also eligible to participate in the Company’s standard benefits, subject to the terms and conditions of such plans and programs, and is eligible for certain benefits under the terms of the Severance Plan, as described below under “Potential Payments upon Termination or Change of Control.”
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Joshua Guenser
We entered into an employment agreement with Joshua Guenser, our Chief Financial Officer, effective December 18, 2023. The employment agreement includes no specific term and provides that Mr. Guenser is an at-will employee. Mr. Guenser ’s current annual base salary, effective January 1, 2025, is $550,000, and he is eligible to earn a target annual bonus equal to 75% of his annual base salary, based on the achievement of performance objectives determined by our Board (or its Compensation Committee), and an annual equity award equal to $1,250,000, subject to approval of, and on the terms and vesting conditions determined by, the Board (or its Compensation Committee). Mr. Guenser is also eligible to participate in the Company’s standard benefits, subject to the terms and conditions of such plans and programs, and is eligible for certain benefits under the terms of the Severance Plan, as described below under “Potential Payments upon Termination or Change of Control.”
Sumi Ghosh
We entered into an employment agreement with Sumi Ghosh, our President of Operations, effective December 15, 2023. The employment agreement includes no specific term and provides that Mr. Ghosh is an at-will employee. Mr. Ghosh ’s current annual base salary, effective January 1, 2025, is $525,000, and he is eligible to earn a target annual bonus equal to 60% of his annual base salary, based on the achievement of performance objectives determined by our Board (or its Compensation Committee), and an annual equity award equal to $750,000, subject to approval of, and on the terms and vesting conditions determined by, the Board (or its Compensation Committee). Mr. Ghosh is also eligible to participate in the Company’s standard benefits, subject to the terms and conditions of such plans and programs, and is eligible for certain benefits under the terms of the Severance Plan, as described below under “Potential Payments upon Termination or Change of Control.”
Victoria Tullett
We entered into an employment agreement with Victoria Tullett, our Chief Legal Officer, effective September 2, 2022. The employment agreement includes no specific term and provides that Ms. Tullett is an at-will employee. Ms. Tullett’s current annual base salary, effective January 1, 2025, is $450,000, and she is eligible to earn a target annual bonus equal to 50% of her annual base salary, based on the achievement of performance objectives determined by our Board (or its Compensation Committee), and an annual equity award equal to $575,000, subject to approval of, and on the terms and vesting conditions determined by, the Board (or its Compensation Committee). Ms. Tullett is also eligible to participate in the Company’s standard benefits, subject to the terms and conditions of such plans and programs, and is eligible for certain benefits under the terms of the Severance Plan, as described below under “Potential Payments upon Termination or Change of Control.”
Tana Davila
We entered into an employment agreement with Tana Davila, our Chief Marketing Officer, effective June 8, 2023. The employment agreement includes no specific term and provides that Ms. Davila is an at-will employee. Ms. Davila’s current annual base salary, effective January 1, 2025, is $525,000, and she is eligible to earn a target annual bonus equal to 60% of her annual base salary, based on the achievement of performance objectives determined by our Board (or its Compensation Committee), and an annual equity award equal to $750,000, subject to approval of, and on the terms and vesting conditions determined by, the Board (or its Compensation Committee). Ms. Davila is also eligible to participate in the Company’s standard benefits, subject to the terms and conditions of such plans and programs, and is eligible for certain benefits under the terms of the Severance Plan, as described below under “Potential Payments upon Termination or Change of Control.”
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Charles Jemley
We entered into an amended and restated employment agreement with Charles Jemley, our former Chief Financial Officer, effective May 21, 2024 providing for his employment in the role of Strategic Advisor. The amended and restated employment agreement included no specific term and provided that Mr. Jemley was an at-will employee. Mr. Jemley transitioned out of the role of Chief Financial Officer on May 9, 2024, and was employed as Strategic Advisor through September 2, 2024.
Prior to his departure, Mr. Jemley’s annual base salary was $600,000, and he was eligible to earn a target annual bonus equal to 50% of his annual base salary based on the achievement of performance objectives determined by our Board (or its Compensation Committee) and prorated for 2024 based on the timing of his transition. Mr. Jemley was also eligible to participate in the Company’s standard benefits, subject to the terms and conditions of such plans and programs. Mr. Jemley’s amended and restated offer letter provided that he was no longer eligible for benefits under the terms of the Severance Plan, as described below under “Potential Payments upon Termination or Change of Control,” and he did not become entitled to, or otherwise receive, any severance payments in connection with the termination of his employment.
We entered into the Advisor Agreement with Mr. Jemley effective September 3, 2024, under which Mr. Jemley provides services to the Company as an independent contractor at an hourly rate of $750. Mr. Jemley’s previously awarded long-term incentive awards continue to vest so long as he continues to provide services to the Company, however, he is not eligible to receive additional awards.
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Summary Compensation Table
The following table presents the compensation awarded to or earned by our named executive officers for the years ended December 31, 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) [1]	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)[2]	Total ($)
Christine Barone [3]
Chief Executive Officer and President	2024	750,000	900,000	1,799,990	1,500,000	18,410	4,968,400
	2023	565,814	—	3,124,975	507,021	15,891	4,213,701
	2022	—	—	—	—	—	—
Joshua Guenser [4]
Chief Financial Officer	2024	478,958	—	2,029,962	825,000	202,405	3,536,325
	2023	—	—	—	—	—	—
	2022	—	—	—	—	—	—
Sumi Ghosh
President of Operations	2024	481,061	—	1,299,991	600,000	271,848	2,652,900
	2023	—	—	—	—	—	—
	2022	—	—	—	—	—	—
Victoria Tullett
Chief Legal Officer	2024	450,000	—	799,992	450,000	187,460	1,887,453
	2023	450,000	—	449,971	202,500	8,599	1,111,070
	2022	122,649	—	154,355	—	1,587	278,591
Tana Davila
Chief Marketing Officer	2024	500,000	—	499,999	500,000	14,507	1,514,506
	2023	278,409	139,041	821,750	—	2,074	1,241,274
	2022	—	—	—	—	—	—
Charles Jemley [5]
Former Chief Financial Officer	2024	374,344	—	649,981	358,197	12,463	1,394,984
	2023	500,000	—	599,972	225,000	16,595	1,341,567
	2022	472,500	225,000	—	—	25,833	723,333
_________________
1Amounts shown in this column represent the aggregate grant date fair value of RSUs as computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in the calculation of these amounts, see Notes 2 and 13 to our audited financial statements, included within our 2024 Annual Report.
Dutch Bros Inc.| 2025 Proxy Statement | 50

2    Represents the following:

Name	Year	Company-paid 401(k) matching contributions ($)	Company-paid life and long-term disability insurance premiums ($)	Cell phone & internet stipends ($)	“Coffee cash” allowances ($)	Moving Expenses ($)	Gift Cards ($) [1]	Tax Gross-Up Payments ($) [1]	Total All Other Compensation ($)
Ms. Barone	2024	15,050	360	1,800	1,200	—			18,410

Mr. Guenser	2024	—	66	1,575	950	199,814			202,405

Mr. Ghosh	2024	—	70	2,400	1,050	268,328			271,848

Ms. Tullett	2024	12,750	360	1,800	1,200	171,350			187,460

Ms. Davila	2024	10,833	74	2,400	1,200	—			14,507

Mr. Jemley	2024	10,271	210	1,200	650	—	100	32	12,463
    1 Mr. Jemley received a $100 recognition gift card, and $32 gross-up payment to account for estimated taxes on the $100 recognition gift card.
3    Ms. Barone received a signing bonus from the Company in connection with the commencement of her employment in 2023, which was repayable to the Company in full (on a pretax, gross basis) if she resigned her employment without “good reason” or the Company terminated her employment for “cause” within one year after her first day of employment. Ms. Barone earned the signing bonus, and the repayment condition with respect to the signing bonus lapsed, on February 6, 2024.
4    Mr. Guenser has served as our Chief Financial Officer since May 2024.
5    Mr. Jemley served as our Chief Financial Officer from August 2021 to May 9, 2024 and as Strategic Advisor from May 10, 2024 to September 2, 2024. Since September 3, 2024, Mr. Jemley has provided services under the Advisor Agreement at an hourly rate of $750. Amount reported as salary for Mr. Jemley includes $16,219 paid to Mr. Jemley in advisor fees pursuant to the Advisor Agreement.
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Grants of Plan-Based Awards
The following table presents information regarding equity awards granted to our named executive officers during the year ended December 31, 2024.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($) [2]
		Threshold ($)	Target ($)	Maximum ($)
Christine Barone	—	467,500	935,000	1,870,000
	3/1/2024				60,667	1,799,990
Joshua Guenser	—	206,250	412,500	825,000
	3/1/2024				34,209	1,014,981
	3/1/2024				34,209	1,014,981
Sumi Ghosh	—	157,500	315,000	630,000
	3/1/2024				18,537	549,993
	3/1/2024				25,278	749,998
Victoria Tullett	—	112,500	225,000	450,000
	3/1/2024				26,963	799,992
Tana Davila	—	157,500	315,000	630,000
	3/1/2024				16,852	499,999
Charles Jemley	3/1/2024				21,907	649,981
1 Each named executive officer is entitled to an annual cash bonus based on the achievement of performance metrics. The “Threshold” column reflects amounts that would be paid if the performance metrics were achieved at the minimum level required to receive any payout. The “Target” column reflects amounts that would be paid if the performance metrics were each achieved at 100%. The “Maximum” column reflects amounts that would be paid if the performance metrics were achieved at the maximum level. Mr. Jemley is no longer eligible to receive an annual cash bonus. Annual cash bonuses paid during 2024 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
2 Amounts shown in this column represent the aggregate grant date fair value of RSUs as computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in the calculation of these amounts, see Notes 2 and 13 to our audited financial statements, included within our 2024 Annual Report.
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Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2024.

		Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested (#) [2,3]	Market value of shares or units of stock that have not vested ($)[1]
Christine Barone	3/1/2023	58,612	3,070,097
	3/1/2023	39,074	2,046,696
	3/1/2024	60,667	3,177,737
Joshua Guenser	3/1/2024	34,209	1,791,867
	3/1/2024	34,209	1,791,867
Sumi Ghosh	3/1/2024	18,537	970,968
	3/1/2024	25,278	1,324,062
Victoria Tullett	11/1/2022	2,182	114,293
	3/1/2023	14,066	736,777
	3/1/2024	26,963	1,412,322
Tana Davila	7/1/2023	11,310	592,418
	7/1/2023	17,574	920,526
	3/1/2024	16,852	882,708
Charles Jemley [4]	3/1/2023	18,755	982,387
	3/1/2024	21,907	1,147,489
_________________
1Market value of unvested RSUs was based on $52.38 per share, the closing market price per share on December 31, 2024.
2RSUs awarded on November 1, 2022, March 1, 2023, and July 1, 2023 vest 50% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date, subject to the recipient’s continued service through each vesting date.
3RSUs awarded on March 1, 2024 vest 1/3 on the first, second, and third anniversaries of the grant date, subject to the recipient’s continued service through each vesting date.
4Mr. Jemley’s RSU awards will continue to vest so long as he provides Continuous Service (as defined in the 2021 Plan) to the Company.
Stock Awards Vested
The following table presents information regarding equity awards that vested during the year ended December 31, 2024. Value realized on vesting is calculated by multiplying the number of vested shares or RSUs by the closing market price per share of our stock on the vesting date.

Stock Awards
Name	Number of shares or units acquired on vesting (#)	Value realized on vesting ($)
Christine Barone	—	—
Joshua Guenser	—	—
Sumi Ghosh	—	—
Victoria Tullett	2,182	72,879
Tana Davila	—	—
Charles Jemley	—	—
Dutch Bros Inc.| 2025 Proxy Statement | 53

Potential Payments upon Termination or Change of Control
In September 2021, our Board adopted a Severance and Change in Control Plan, as further amended and restated by the Compensation Committee of the Board in October 2021 (the Severance Plan). Each of our named executive officers (other than Mr. Jemley, as described below) is eligible to receive certain benefits under the terms of the Severance Plan. The Severance Plan provides for severance and change in control benefits to the named executive officers upon a “change in control termination” or a “regular termination”, as set forth on the tables below. Mr. Jemley transitioned out of the role of Chief Financial Officer effective May 9, 2024, was employed by the Company as Strategic Advisor through September 3, 2024, and was engaged as an independent contractor beginning September 3, 2024. He received no separation payments or other benefits under the Severance Plan, and is no longer eligible to participate in the Severance Plan. Mr. Jemley has therefore been omitted from these tables.

	Change in Control Termination
	Number of months base salary[1]	Annual target bonus percentage[2]	Pro-rated target bonus	Number of months benefits paid[3]	Equity vesting acceleration[4]
Christine Barone	24	100%	Yes	18	100%

Joshua Guenser	12	100%	Yes	12	100%

Sumi Ghosh	12	100%	Yes	12	100%

Victoria Tullett	12	100%	Yes	12	100%

Tana Davila	12	100%	Yes	12	100%

	Regular Termination
	Number of months base salary[5]	Annual target bonus percentage	Pro-rated target bonus	Number of months benefits paid	Equity vesting acceleration
Christine Barone	24	—	Yes	18	—

Joshua Guenser	12	—	Yes	12	—

Sumi Ghosh	12	—	Yes	12	—

Victoria Tullett	12	—	Yes	12	—

Tana Davila	12	—	Yes	12	—
_________________
1    Lump sum payment amount equal to the number of months of base salary.
2    Lump sum payment amount equal to a percentage of annual target cash bonus.
3    Payment of premiums for health plan continuation coverage under COBRA for the applicable number of months.
4    Immediate vesting in full of any unvested equity awards, including performance-based awards deemed achieved at target level.
5    Payments made in accordance with Company’s regular payroll practices over length of severance period.
In addition, if any of our named executive officers, except for Mr. Jemley, is terminated as a result of death or “disability” (as defined in the Severance Plan), they or their estate will be entitled to receive (i) a payment equal to a prorated portion of the named executive officer’s annual target cash bonus, and (ii) the acceleration in full of any outstanding equity awards (with any performance-based awards deemed vested at target level).
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All benefits under the Severance Plan are subject to the named executive officer’s (or, in the case of the named executive officer’s death or disability, his or her personal representative’s) execution of an effective release of claims against us.
For purposes of the Severance Plan, a “regular termination” is an involuntary termination (i.e., a termination without “cause” (and not as a result of death or disability) or a resignation for “good reason,” each as defined in the Severance Plan) that does not occur during the period of time beginning on the closing of, and ending 24 months following, a “change in control” (as defined in the 2021 Plan), or the “change in control period.” A “change in control termination” is a regular termination that occurs during the change in control period.
The following table presents the compensation payable to each of our named executive officers, except for Mr. Jemley, under the terms of the Severance Plan upon a regular termination, change in control termination, and termination of employment due to death or disability, assuming that the triggering event occurred on December 31, 2024. Due to a number of factors that affect the nature and amount of any potential payments or benefits, the actual amounts payable to each named executive officer may vary from the estimates listed below, and can only be determined at the actual time of the event.
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Name, Principal Position, and Triggering Event [1]	Salary ($)	Bonus ($) [2]	Prorated Bonus ($) [2]	Health Plan Continuation Coverage ($)	Vesting Acceleration ($) [3]	Total ($)
Christine Barone
Chief Executive Officer and President
Regular Termination	1,500,000	—	750,000	38,390	—	2,288,390
Change in Control Termination	1,500,000	750,000	750,000	38,390	8,294,530	11,332,920
Death or Disability	—	—	750,000	—	8,294,530	9,044,530

Joshua Guenser
Chief Financial Officer
Regular Termination	550,000	—	412,500	25,593	—	988,093
Change in Control Termination	550,000	412,500	412,500	25,593	3,583,735	4,984,328
Death or Disability	—	—	412,500	—	3,583,735	3,996,235

Sumi Ghosh
President of Operations
Regular Termination	500,000	—	300,000	25,593	—	825,593
Change in Control Termination	500,000	300,000	300,000	25,593	2,295,030	3,420,623
Death or Disability	—	—	300,000	—	2,295,030	2,595,030

Victoria Tullett
Chief Legal Officer
Regular Termination	450,000	—	225,000	—	—	675,000
Change in Control Termination	450,000	225,000	225,000	—	2,263,392	3,163,392
Death or Disability	—	—	225,000	—	2,263,392	2,488,392

Tana Davila
Chief Marketing Officer
Regular Termination	500,000	—	250,000	—	—	750,000
Change in Control Termination	500,000	250,000	250,000	—	2,395,652	3,395,652
Death or Disability	—	—	250,000	—	2,395,652	2,645,652
1 Assuming the applicable triggering event occurred on December 31, 2024.
2 Bonus estimates are calculated as if all target metrics had been achieved.
3 Based on $52.38 per share, the closing market price per share on December 31, 2024 and equity holdings as of that date.
Mr. Jemley transitioned out of the role of Chief Financial Officer effective May 9, 2024, was employed by the Company as Strategic Advisor through September 3, 2024, and was engaged as an independent contractor beginning September 3, 2024. In connection with his separation as an employee, Mr. Jemley did not receive, and is no longer eligible for, any severance payments.
Dutch Bros Inc.| 2025 Proxy Statement | 56

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain measures of financial performance of the Company for the years ending December 31, 2024, 2023, 2022, and 2021 (the year of our IPO). For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for First PEO ($) [1]	Summary Compensation Table Total for Second PEO ($) [2]	Compensation Actually Paid to First PEO 1 3	Compensation Actually Paid to Second PEO ($) 2 3	Average Summary Compensation Table Total for Non-PEO NEOs ($) [4]	Average Compensation Actually Paid to Non-PEO NEOs ($) 4 5	Total Shareholder Return ($) [6]	Peer Group Total Shareholder Return ($) [7]	Net Income (loss) ($, in thousands) [8]	Adjusted EBITDA ($, in thousands)[9]
2024	4,968,400	N/A	8,369,224	N/A	2,197,234	3,270,881	142.80	124.68	66,450	230,283
2023	1,916,628	N/A	2,832,321	N/A	2,074,150	2,235,642	86.34	96.55	9,952	160,062
2022	1,114,060	N/A	(10,603,081)	N/A	910,478	(5,481,343)	76.85	68.46	(19,253)	91,181
2021	62,432,892	1,500,060	84,765,609	1,500,060	35,049,344	47,823,598	138.79	109.67	(117,931)	84,132
_________________
1    Ms. Barone served as our Principal Executive Officer (PEO) from January 1, 2024 to December 31, 2024. Jonathan “Joth” Ricci served as our PEO from February 2021 to December 31, 2023. Amounts in this column reflect Ms. Barone’s total compensation reported for 2024, and Mr. Ricci’s total compensation reported for 2021, 2022, and 2023 in the “Total” column of the Summary Compensation Table.
2    Mr. Boersma served as our PEO from February 2019 to February 2021. Amounts in this column reflect Mr. Boersma’s total compensation reported for 2021 in the “Total” column of the Summary Compensation Table.
3 The dollar amounts reported in this column represent the amount of “compensation actually paid” to Ms. Barone or Mr. Boersma, as applicable, as calculated in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Barone or Mr. Boersma during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to each of their total compensation for each applicable year to determine the compensation actually paid:

2024
Christine Barone ($)
Summary Compensation Table Total	4,968,400
Subtract Summary Compensation Table Value of Stock Awards	(1,799,990)
Add Covered Year End Fair Value of Stock Awards Granted during Covered Year that are Outstanding and Unvested at Covered Year End	3,177,737
Add Change in Fair Value as of Covered Year End (Compared to Prior Year End) of Prior Year Stock Awards that are Outstanding and Unvested at Covered Year End*	2,023,077
Add Vesting Date Fair Value of Stock Awards that were Granted and Vested during the Covered Year	—
Add Change in Fair Value as of Vesting Date (Compared to Prior Year End) of Prior Year Stock Awards that Vested during the Covered Year	—
Compensation Actually Paid	8,369,224
*The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
Adjustments for pension, dividend payments, option awards, and forfeiture of stock awards that failed to vest are not covered, as the Company does not have supplemental executive retirement plans, does not pay dividends on equity awards, neither Mr. Boersma nor Ms. Barone was granted or held any option awards during 2024, 2023, 2022, or 2021, and no stock awards held by either Mr. Boersma or Ms. Barone were forfeited due to a failure to vest in 2024, 2023, 2022, or 2021.
Dutch Bros Inc.| 2025 Proxy Statement | 57

4 The dollar amounts reported in this column represent the average of the amounts reported for the Company’s named executive officers as a group (excluding each PEO during the applicable year) in the “Total” column of the Summary Compensation Table in each applicable year. The names of the named executive officers included in such group for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2021, Brian Maxwell and John Graham; (ii) for 2022, Travis Boersma, Charles Jemley, Brian Maxwell, and John Graham; (iii) for 2023, Travis Boersma, Christine Barone, Charles Jemley, and Tana Davila; and (iv) for 2024, Joshua Guenser, Sumi Ghosh, Victoria Tullett, Tana Davila, and Charles Jemley.
5    The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding each PEO during the applicable year) in each applicable year, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to such group of named executive officers during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding each PEO during the applicable year) for each year to determine the compensation actually paid:

2024
Non-PEO NEOs ($)
Average Summary Compensation Table Total	2,197,234
Subtract Average Summary Compensation Table Value of Stock Awards	(1,055,985)
Add Average Covered Year End Fair Value of Stock Awards Granted during Covered Year that are Outstanding and Unvested at Covered Year End	1,864,257
Add Average Change in Fair Value as of Covered Year End (Compared to Prior Year End) of Prior Year Stock Awards that are Outstanding and Unvested at Covered Year End*	264,620
Add Average Vesting Date Fair Value of Stock Awards that were Granted and Vested during the Covered Year	—
Add Average Change in Fair Value as of Vesting Date (Compared to Prior Year End) of Prior Year Stock Awards that Vested during the Covered Year	755
Average Compensation Actually Paid	3,270,881
*The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
Adjustments for pension, dividend payments, option awards, and forfeiture of stock awards that failed to vest are not covered, as the Company does not have supplemental executive retirement plans, does not pay dividends on equity awards, none of the applicable named executive officers was granted or held any option awards during 2024, 2023, 2022, or 2021, and no stock awards held by any of the applicable name executive officers for 2024, 2023, 2022 and 2021 were forfeited due to a failure to vest during such years.
6    Total shareholder return (TSR) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. No dividends have been declared on our Class A common stock to date. The measurement period for 2021 TSR commenced on September 15, 2021, the date our stock commenced trading on the New York Stock Exchange in connection with our IPO.
7    Represents peer group TSR. The peer group used for this purpose is the following published industry index: S&P 500 Consumer Discretionary Index (SP500.25).
8    The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.
9    Adjusted EBITDA is defined as EBITDA, excluding equity-based compensation, expenses associated with equity offerings, COVID-19: catastrophic leave expenses, COVID-19: prepaid costs not utilized, costs incurred for company-wide milestone events, executives transitions costs, (gain) loss on the remeasurement of the liability related to the TRAs, estimated expenses related to certain legal disputes, sale of aircraft, and organization realignment and restructuring costs. Adjusted EBITDA is a non-GAAP financial measure. For a discussion and reconciliation of Adjusted EBITDA to the most comparable GAAP measure, see section “Non-GAAP Financial Measures” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2024 Annual Report. The Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s named executive officers, for the most recently completed fiscal year, to Company performance.
Dutch Bros Inc.| 2025 Proxy Statement | 58

Description of Relationships
The charts below show the relationship between the compensation actually paid to our PEOs and the average compensation actually paid to our named executive officers as a group (excluding our PEOs) for 2021, 2022, 2023, and 2024 on the one hand, and (i) our cumulative TSR, (ii) our Net Income (loss), and (iii) our Adjusted EBITDA, respectively, over such years on the other. In addition, the first chart below illustrates the relationship between our cumulative TSR to the cumulative TSR of the companies in the S&P 500 Consumer Discretionary Index (SP500.25), in each case based on the value of an initial fixed $100 investment.
Dutch Bros Inc.| 2025 Proxy Statement | 59

Tabular List of Financial Performance Measures
The Company considers the following performance measures to be the most important performance measures used by the Company to link compensation actually paid to our named executive officers in the year ended December 31, 2024, to Company performance:

Adjusted EBITDA
Total Revenue
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
The Company does not grant stock options, stock appreciation rights, or similar instruments with option-like features and has no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.
CEO Pay Ratio
As required pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are providing the following disclosure of the ratio of the annual total compensation of Ms. Barone, our Chief Executive Officer for 2024, to the annual total compensation of the individual identified as our median employee.
To identify the median employee as of December 31, 2024, we used the total cash compensation paid in 2024, as reported to the Internal Revenue Service on Form W-2 for each of our employees (excluding our Chief Executive Officer). We included all full time and part time employees, and annualized the base wages of employees who received pay for part of 2024 in order to reflect base wages if they had worked for the entire year. We believe using this consistently applied measure gives a reasonable comparison across functions.
Once identified, we calculated the total compensation of the median employee for 2024 using the same rules that apply to reporting compensation of our named executive officers, and reflected in the Summary Compensation Table above.
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The median employee for 2024 was a part time Broista, averaging 17 hours per week and working in Beaumont, California, and their total compensation for 2024 was $19,437. Ms. Barone’s total compensation for 2024, as reported in the Summary Compensation Table, was $4,968,400. Therefore, the ratio of our Chief Executive Officer’s annual total compensation for 2024 to that of our median employee was 256:1.
The SEC rules governing this disclosure allow companies to apply different methodologies, exclusions, assumptions, adjustments, and estimates to reflect their compensation practices. For this reason, the pay ratio reported by other companies may not be comparable to the one we have disclosed.
PROPOSAL 3: APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As required pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, our stockholders are being asked to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement (often referred to as “Say-on-Pay”). At the 2023 annual meeting of stockholders, our stockholders indicated their preference that we solicit a “Say-on-Pay” vote every year. Our Board has adopted a policy that is consistent with that preference.
Our Board believes that the executive compensation philosophy and practices disclosed in this proxy statement are appropriate, and are aligned with stockholders’ interests, and recommends that you vote “For” this proposal. Stockholders are encouraged to read the information provided in this proxy statement under the heading “Executive Compensation—Compensation Discussion and Analysis.”
Our Board and our Compensation Committee value the opinions of our stockholders in this matter, and, while this vote is advisory and not binding on the Board or Compensation Committee, intend to consider the results of this vote when making future executive compensation decisions. The vote will not be construed to create or imply any change or addition to our fiduciary duties or those of our Board.
Vote Required
The affirmative vote of the holders of a majority of the shares present online or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve, on a non-binding, advisory basis, of the compensation of our named executive officers. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This matter is non-routine, meaning, if you hold your shares in street name, your broker may not vote your shares for you on Proposal 3. Broker non-votes will have no effect.

RECOMMENDATION OF THE BOARD
☑
The Board of Directors recommends that you indicate your support for the compensation of our named executive officers as described in this Proxy by voting, on a non-binding, advisory basis, “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation discussion above, compensation tables, and narrative discussion, is hereby APPROVED.”

Dutch Bros Inc.| 2025 Proxy Statement | 61

OTHER MATTERS

Equity Compensation Plan Information
The following table shows certain information with respect to our 2021 Plan as of December 31, 2024, which is our only equity compensation plan. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)[1]	Weighted- average exercise price of outstanding options, warrants and rights (b)[1]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)[1,2]
Equity compensation plans approved by stockholders	—	—	9,506,149
Equity compensation plans not approved by stockholders	—	—	—
Total	—	—	9,506,149
_________________
1    Excludes RSUs, which have no exercise price.
2    As of December 31, 2024, 9,506,149 shares of Class A common stock remained available for future issuance under the 2021 Plan. The number of shares reserved for issuance under the 2021 Plan will automatically increase on the first day of each calendar year, starting on January 1, 2022, and continuing through January 1, 2031, in an amount equal to one percent (1%) of the total number of shares of all classes of common stock outstanding on December 31 of the immediately preceding year; provided, however, that the Board of Directors may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of common stock, and, on January 1, 2025, the number of shares of Class A common stock available for issuance under the 2021 Plan automatically increased by 1,542,044 shares.
Transactions with Related Persons
Related-Person Transactions Policy
In September 2021, we adopted, and most recently amended in December 2022, a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us, in which the aggregate amount involved exceeds, or is expected to exceed, $120,000, without the approval or ratification of our Board or our Audit and Risk Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons and such person would have a direct or indirect interest, must be presented to our Board or our Audit and Risk Committee for review, consideration and approval. In approving or rejecting any such proposal, our Board or our Audit and Risk Committee is to consider the material facts of the transaction, including whether the transaction is on terms that are comparable to the terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
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Certain Related-Person Transactions
We donated approximately $4.3 million for the year ended December 31, 2024 to Dutch Bros Foundation, a not-for-profit we founded that provides philanthropy to coffee farmers and local communities, and for which Mr. Boersma and Brian Maxwell, our Vice Chair, Ms. Tullett, and Christine Schmidt, our former Chief Administrative Officer, served on the board of directors during 2024. Currently, Mr. Maxwell, Ms. Tullett, Mr. Guenser, and Jess Elmquist, our Chief People Officer serve as directors of Dutch Bros Foundation, Mr. Maxwell serves as President of Dutch Bros Foundation, and Ms. Tullett serves as Secretary-Treasurer Dutch Bros Foundation.
Brian Maxwell, our Vice Chair, is Mr. Boersma’s brother-in-law. Total compensation paid by us to Mr. Maxwell including salary, bonus, and equity compensation for the year ended December 31, 2024, was approximately $1.1 million.
Christine Schmidt, our former Chief Administrative Officer, is Mr. Boersma’s sister-in-law. Total compensation paid by us to Ms. Schmidt, including salary, bonus, and equity compensation for the year ended December 31, 2024 was approximately $1.1 million. Ms. Schmidt’s compensation includes amounts paid in connection with her departure during 2024, and to which she was entitled under our amended and restated Severance and Change in Control Plan.
Mr. Boersma does not share a household with any of the foregoing. Each of their compensation was established by the Compensation Committee of our Board, and without the involvement of Mr. Boersma. There are no other family relationships among our directors or executive officers.
During the year ended December 31, 2024 we sold our airplane, hangar, and related equipment to our Co-Founder for approximately $9.5 million.
Registration Rights Agreement
In connection with our IPO, on September 17, 2021, we entered into the Registration Rights Agreement with our Sponsor and Co-Founder, which was most recently amended and restated on October 31, 2023. The Registration Rights Agreement provides our Sponsor and Co-Founder with certain demand registration rights, including shelf registration rights, in respect of any shares of our common stock held by it, subject to certain conditions. In addition, in the event that we register additional shares of common stock for sale to the public, we are required to give notice of such registration to our Sponsor and Co-Founder, and, subject to certain limitations, include shares of common stock held by them in such registration. The Registration Rights Agreement includes customary indemnification provisions in favor of our Sponsor and Co-Founder, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act), and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.
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Tax Receivable Agreements
In connection with the Reorganization Transactions and our IPO, on September 14, 2021, we entered into (i) the Exchange Tax Receivable Agreement with the Continuing Members, and (ii) the Reorganization Tax Receivable Agreement with the Pre-IPO Blocker Holders. These Tax Receivable Agreements provide for the payment by us to such Continuing Members and Pre-IPO Blocker Holders of 85% of the benefits, if any, the Dutch Bros Tax Group is deemed to realize (calculated using certain assumptions), as a result of certain tax attributes and benefits covered by the Tax Receivable Agreements. The Exchange Tax Receivable Agreement provides for the payment by us to the Continuing Members of 85% of the benefits, if any, that the Dutch Bros Tax Group is deemed to realize (calculated using certain assumptions) as a result of (i) the Dutch Bros Tax Group’s allocable share of existing tax basis attributable to certain assets of Dutch Bros OpCo and its subsidiaries, which basis is allocated to the Class A common units we acquired in the IPO and on future exchanges or redemptions of Class A common units, (ii) adjustments that increase the tax basis of the tangible and intangible assets of the Dutch Bros Tax Group as a result of our taxable acquisition of Class A common units from the Continuing Members in connection with the IPO and in connection with future exchanges or redemptions of Class A common units, (iii) disproportionate allocations (if any) of tax benefits to the Dutch Bros Tax Group under Section 704(c) of the Internal Revenue Code of 1986, as amended, as a result of our acquisition of certain Class A common units in connection with the IPO, and (iv) certain other tax benefits, including tax benefits attributable to payments under the Exchange Tax Receivable Agreement. The Reorganization Tax Receivable Agreement provides for the payment by us to the Pre-IPO Blocker Holders of 85% of the benefits, if any, that the Dutch Bros Tax Group is deemed to realize (calculated using certain assumptions) as a result of (i) existing tax basis and certain adjustments to the tax basis of certain assets of Dutch Bros OpCo and its subsidiaries, in each case, that are attributable to Class A common units we acquired as a result of its acquisition of the Blocker Companies in the Reorganization, (ii) certain tax attributes of the Blocker Companies, and (iii) certain other tax benefits, including tax benefits attributable to payments under the Reorganization Tax Receivable Agreement. We expect to benefit from the remaining 15% of any tax savings that the Dutch Bros Tax Group realizes as a result of the tax benefits covered by the Tax Receivable Agreements.
Dutch Bros OpCo Fifth Amended and Restated Limited Liability Company Agreement
As a result of the IPO and related Reorganization Transactions, Dutch Bros holds all Class B Voting Units of Dutch Bros OpCo, as defined in the Fifth LLC Agreement, and Class C Voting Units of Dutch Bros OpCo, as defined in the Fifth LLC Agreement, and is the sole managing member of Dutch Bros OpCo. Accordingly, Dutch Bros operates and controls all the business and affairs of Dutch Bros OpCo and, through Dutch Bros OpCo and its operating entity subsidiaries, conducts our business.
Pursuant to the Fifth LLC Agreement, Dutch Bros has the right to determine when distributions will be made to holders of Dutch Bros OpCo Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holders of OpCo Units pro rata in accordance with their ownership of Class A common units. Dutch Bros will incur expenses related to its operations, plus payments under the Tax Receivable Agreements, which Dutch Bros expects will be significant. Dutch Bros intends to cause Dutch Bros OpCo to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow Dutch Bros to pay its taxes and operating expenses, including distributions to fund any ordinary course payments due under the Tax Receivable Agreements.
The holders of Dutch Bros OpCo Units, including Dutch Bros, may be subject to U.S. federal, state, and local income taxes on their proportionate share of any taxable income of Dutch Bros OpCo. Net profits and net losses of Dutch Bros OpCo will generally be allocated to its holders, including Dutch Bros Inc. Pursuant to the Fifth LLC Agreement, Dutch Bros OpCo generally will make cash distributions to the holders of Class A common units in an amount sufficient to fund their tax obligations in respect of the cumulative taxable income in excess of cumulative taxable losses of Dutch Bros OpCo that is allocated to them, to the extent previous tax distributions from Dutch Bros OpCo have been insufficient. These tax distributions will be computed based on an assumed U.S. federal, state, and local tax rate and will be distributed pro rata in accordance with the holders’ respective ownership of Class A common units.
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The Continuing Members have the right to have their Class A common units redeemed for, at the election of Dutch Bros Inc., as sole managing member, shares of Class A common stock on a one-for-one basis or to the extent there is cash available from a contemporaneous public offering or private sale of Class A common stock by Dutch Bros Inc., a corresponding amount of cash, subject to customary adjustments and the procedures set forth in the Fifth LLC Agreement. Such Class A common stock or cash will be contributed by Dutch Bros Inc. to Dutch Bros OpCo in exchange for Class A common units, unless, in its sole discretion, Dutch Bros Inc. elects to effect such exchange directly with the relevant Continuing Member. When a Class A common unit of Dutch Bros OpCo is redeemed or exchanged for a share of Class A common stock of Dutch Bros Inc. or cash, a corresponding share of Class B common stock or Class C common stock of Dutch Bros Inc., as applicable, will be surrendered and immediately canceled. The Fifth LLC Agreement provides that as a general matter a Continuing Member will not have the right to cause the redemption or exchange of Class A common units if Dutch Bros Inc. determines that such redemption or exchange would be prohibited by law or regulation or would violate other agreements with us to which the Continuing Member is bound, including the Fifth LLC Agreement. Dutch Bros Inc. may impose additional restrictions on exchanges that it determines in good faith to be necessary or advisable so that Dutch Bros OpCo is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.
Indemnification of Directors and Officers
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the laws of the state of Delaware. In addition, we have entered into an indemnification agreement with each of our directors and executive officers. These agreements provide, among other things, that we will indemnify the executive officer or director, under the circumstances and to the extent provided for in the indemnification agreement, for expenses, damages, judgments, fines, and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer, or other agent of our company, and otherwise to the fullest extent permitted under Delaware law and our amended and restated bylaws.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
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Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. To our knowledge, all such persons filed the required reports on a timely basis during the year ended December 31, 2024, except one Form 4 for Victoria Tullett, our Chief Legal Officer, was filed after the time period allowed, reporting the vesting of previously awarded restricted stock units into shares of Class A common stock, and the forfeiture of a portion of such shares to account for taxes, on November 1, 2024.
Where to Find Additional Information
Dutch Bros files annual, quarterly, and current reports, proxy statements, and other information with the SEC under the Exchange Act. We make available free of charge on or through our Internet website, www.investors.dutchbros.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s internet website, www.sec.gov, also contains reports, proxy statements, and other information about issuers, like us, who file electronically with the SEC.
We will provide, without charge, on the written request of any stockholder, a copy of our 2024 Annual Report on Form 10-K, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1. Stockholders should direct such requests to our Corporate Secretary at 300 N Valley Drive, Grants Pass, Oregon, 97526, or by email at investors@dutchbros.com. Stockholders can also access this Proxy and our Annual Report on Form 10-K at www.investors.dutchbros.com.
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APPENDIX

DUTCH BROS

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BROS2025**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CLASS A, B, C, AND D PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V64956-P26343 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DUTCH BROS INC.

The Board of Directors recommends you vote FOR each of the nominees in Proposal 1:

1. Election of Directors

Class A, Class B, Class C, and Class D common stock nominees:	For	Against	Abstain
1a. Travis Boersma	☐	☐	☐
1b. Christine Barone	☐	☐	☐
1c. C. David Cone	☐	☐	☐
1d. Thomas Davis	☐	☐	☐
1e. Kathryn George	☐	☐	☐
1f. Stephen Gillett	☐	☐	☐
1g. G.J. Hart	☐	☐	☐
1h. Kory Marchisotto	☐	☐	☐
1i. Ann Miller	☐	☐	☐
1j. Todd Penegor	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2:	For	Against	Abstain
2. Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the Year Ending December 31, 2025.	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 3:	For	Against	Abstain
3. Approval, on a Non-Binding, Advisory Basis, of the Compensation of our Named Executive Officers.	☐	☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V64957-P26343

DUTCH BROS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2025 2:00 PM PT

CLASS A, B, C, AND D PROXY CARD

The stockholder(s) hereby appoint(s) Victoria Tullett and Joshua Guenser, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A, Class B, Class C, and Class D Common Stock of Dutch Bros Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 P.M. PT, on May 13, 2025, virtually at www.virtualshareholdermeeting.com/BROS2025, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR ELECTION TO THE BOARD OF DIRECTORS, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

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